Exhibit 10.1

U.S. Department of Justice United States Attorney’s Office District of Rhode Island

One Financial Plaza, 17th Floor (401) 709-5000
Providence, Rhode Island 02903 FAX (401) 709-5001

February 17, 2026

Jeffrey Layne

Benjamin Koplin

Reed Smith

Austin, TX

bkoplin@reedsmith.com

jlayne@reedsmith.com

Re:Zynex Non-Prosecution Agreement

Dear Counsel:

The United States Attorney’s Office for the District of Rhode Island (the “Government”), Zynex, Inc. and Zynex Medical, Inc. (“Zynex” or the “Company”) enter into this Non-Prosecution Agreement (“Agreement”). The Company agrees to certain terms and obligations as set forth below.

1.The Government enters into this Agreement based on the individual facts and circumstances presented by this case and Zynex, including:

(a)The nature and seriousness of the offense conduct, which occurred at the direction of Zynex’s previous executives and involved fraudulent billing for Zynex products since at least 2017 and improper revenue recognition practices that resulted in Zynex falsely inflating its publicly reported revenues;

(b)Zynex did not voluntarily disclose to the Government the conduct described in the Statement of Facts attached hereto as Attachment A (“Statement of Facts”);

(c)Zynex received credit for its cooperation with the Government’s investigation, which included:

i.replacing its executive leadership team, upon arrival of the new leadership team;

ii.promptly after the change in executive leadership, conducting a review of Zynex’s practices and changing the violative conduct identified by the

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Government, as described in Attachment B, including specifically requiring that no supplies be auto-shipped and that they be shipped only after confirming with the patient that each shipment is medically necessary, removing and re-issuing all marketing materials and messages to comply with FDA law and directives, revising its policies to allow shipping and billing of its prescription-only devices only based upon valid prescriptions from authorized medical prescribers, and revising all policies and practices to stop unbundling, recoding, and upcoding of billing;

iii.collecting, organizing, and producing voluminous documents at the Government’s request;

iv.assisting in making employees available to be interviewed;

v.disclosing information despite potential claims of attorney-client privilege with respect to such information, including reasonably assisting in making its attorneys available for interviews and to testify as to such information; and

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creating, uploading, and hosting for the Government and any potential litigation parties a database of the Company’s enrollment, shipping, and billing database, and relevant notes and documents relating to such billings; and committing to maintaining this database for the benefit of the Government and others whom the government may designate throughout the Government’s investigation and any matters litigated arising from that investigation.

(d)Zynex, at the direction of its new leadership, has provided to the Government all relevant facts known to it, including information about the conduct described in the attached Statement of Facts;

(e)Zynex has agreed to and is continuing to provide to the Government all relevant non-privileged facts known to it;

(f)Zynex has no criminal history;

(g)Since learning about the conduct set forth in the attached Statement of Facts and the Government’s investigation, Zynex has engaged in extensive remedial measures, as described in Attachment B, including enhancing its compliance program and internal controls designed to detect and deter improper billing, lack of compliance with the Food, Drug and Cosmetic Act, and revenue recognition and other securities fraud by, among other things:

i.removing and replacing the entire executive team and changing the composition of the Board of Directors, including removing the prior Chair of the Board of Directors;

ii.implementing the remedial measures set forth in Attachment B;

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iii.maintaining compliance programs and procedures that comply with Attachment B and providing that any hotline complaints will be raised to and investigated by Zynex’s independent audit committee, as well as reported to external auditors; and

iv.agreeing to certify as to these compliance procedures by filing with the Government the certification in Attachment C hereto and incorporated herein by reference.

(h)The Government determined that an independent compliance monitor was unnecessary, based on the following factors, among others:

i.The fact that Zynex is now managed by a new executive team that had no involvement in the underlying conduct;

ii.The nature and status of Zynex’s remedial improvements to its compliance programs and internal controls, as set forth in Attachment B; and

iii.Zynex’s agreement to enhance its compliance program as set forth in Attachment B, and report to the Government as set forth in Attachment C to this Agreement (Corporate Compliance Reporting);

(i)Zynex has agreed to continue to cooperate with the Government as set forth in Paragraph 5, below; and

(j)Accordingly, after considering (a) through (i) above, as well as Zynex’s current financial situation, including the fact that it is in Chapter 11 proceedings and does not have the ability to pay the amount of the losses estimated by the Government in this matter, the Government determined that the appropriate resolution in this case is a Non-Prosecution Agreement with Zynex, payment by Zynex of between USD $5,000,000.00 and USD $12,500,000.00, as set forth in the payment schedule in Attachment E (“Payment Schedule”), as a “Criminal Monetary Penalty,” the forfeiture and release of claims by Zynex, and other relief, as follows:

i.Forfeiture of unpaid claim amounts that could otherwise be asserted against any payor for claims submitted prior to September 1, 2025, which constitute approximately USD $13,000,000 in billings, except that Zynex may assert the value of those claims as an offset in defense of claims and litigation, to the extent such an assertion is non-fraudulent; and

ii.Forfeiture and release of all unpaid claim amounts that could otherwise be asserted against the TRICARE program (including Humana Military, TriWest, and Tricare for Life) for claims submitted during Zynex’s period of suspension, approximately USD $85,000,000 in billings.

2.Zynex admits, accepts, and acknowledges that it is responsible under U.S. law for the acts of its officers, directors, employees, and agents as set forth in the attached Statement of

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Facts, and that the facts described therein, which occurred at the direction of Zynex’s previous executives, are true and accurate. Zynex also admits, accepts, and acknowledges that the facts described in the attached Statement of Facts constitute violations of U.S. criminal law, including, specifically: the following crimes as well as conspiracies to commit and aiding and abetting (in violation of 18 U.S.C. § 2), the following crimes, among others:

(a)securities fraud, in violation of 18 U.S.C. §1347;

(b)mail, wire and health care fraud, in violation of 18 U.S.C. §§ 1341, 1343, 1348 and 1349;

(c)aggravated identity theft in violation of 18 U.S.C. §§ 1028A;

(d)money laundering in violation of 18 U.S.C. §§ 1956 and 1957; and

(e)distribution of misbranded devices, in violation of 21 U.S.C. §§ 331(a), 331(k), 333(a)(1)-(2) and 353(b).

3.Zynex expressly agrees that it will not, through present or future attorneys, officers, directors, employees, agents, or any other persons authorized to speak for Zynex, make any public statement contradicting the acceptance of responsibility by Zynex set forth above or the facts described in the attached Statement of Facts. Zynex agrees that if it, or any of its direct or indirect subsidiaries or affiliates, issues a press release or holds any press conference in connection with this Agreement, Zynex must first consult the Government to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters relating to this Agreement; and (b) whether the Government has any objection to the anticipated disclosure(s).

4.Zynex’s obligations under this Agreement commence on February 17, 2026 (the “Effective Date”), and continue until the later of the date Zynex has paid the Criminal Monetary Penalty in full or December 31, 2034 (the “Term”). Zynex agrees, however, that, in the event the Government determines, in its sole discretion, that Zynex has knowingly violated any provision of this Agreement or has failed to completely perform or fulfill each of its obligations under this Agreement, an extension or extensions of the Term may be imposed by the Government, in its sole discretion, for up to a total additional period of one year, without prejudice to the Government’s right to proceed as provided in the breach provisions of this Agreement below. Any extension of the Agreement extends all terms of this Agreement for an equivalent period. In the event the Government finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the reporting requirement in Attachment C, and that the other provisions of this Agreement have been satisfied, the Agreement may be terminated early.

5.Zynex must cooperate fully with the Government in any and all matters relating to the conduct described in this Agreement, the Government’s ongoing investigation, and the attached Statement of Facts and other conduct under investigation by the Government at any time during the Term, until the later of the date the Term ends or the date upon which all investigations and prosecutions arising out of such conduct are concluded. At the request of the Government, Zynex must also cooperate fully with other domestic or foreign law enforcement and regulatory

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authorities and agencies in any investigation of Zynex, its subsidiaries or affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and the Statement of Facts and other conduct under investigation by the Government at any time during the Term. Zynex’s cooperation under this Paragraph is subject to applicable law and regulations, as well as valid claims of attorney-client privilege or the attorney-work-product doctrine; however, Zynex must provide to the Government a log of any information or cooperation that they withhold based on an assertion of law, regulation, or privilege, and Zynex has the burden of establishing the validity of any such assertion. Zynex agrees that its cooperation must include, but is not limited to, the following:

(a)Upon request of the Government, Zynex must truthfully and in a timely manner disclose all factual information not protected by a valid claim of attorney-client privilege or the attorney-work-product doctrine related to internal or external investigations about which Zynex has any knowledge or about which the Government inquires involving its subsidiaries and affiliates, and those of its present and former directors, officers, employees, agents, and consultants. This obligation of truthful disclosure includes, but is not limited to, the obligation of Zynex to promptly provide to the Government, upon request, any document, record, or other tangible evidence about which the Government may inquire of Zynex.

(b)Upon request of the Government, Zynex must designate knowledgeable employees, agents, or attorneys to provide to the Government the information and materials described above on behalf of Zynex. It is further understood that Zynex must at all times provide complete, truthful, and accurate information.

(c)Zynex also agrees to host and maintain, including the reasonable costs thereof, a database of its past billing system and related documents and notes and make such database available to the Government and others whom the Government may designate, subject to appropriate protective orders and confidentiality restrictions.

(d)Zynex must use its best efforts to make available for interviews or testimony, as requested by the Government, present or former officers, directors, employees, agents, and consultants of Zynex. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation under this Paragraph includes identification of witnesses who, to the knowledge of Zynex, may have material information regarding the matters under investigation.

(e)With respect to any information, testimony, documents, records, or other tangible evidence provided to the Government under this Agreement, Zynex consents to any and all disclosures subject to applicable law and regulations, to other governmental authorities, including U.S. authorities, of such materials as the Government, in its sole discretion, deems appropriate.

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(f)In addition, during the Term, should Zynex learn of any non-frivolous evidence or allegation of a criminal violation of U.S. laws, Zynex must promptly report such evidence or allegation to the Government. On the date that the Term expires, Zynex, by its Chief Executive Officer and Chief Legal Officer, will certify to the Government per Attachment D that Zynex has met its disclosure obligations under this Agreement. Each certification will be deemed a material statement and representation by Zynex to the executive branch of the United States for purposes of 18 U.S.C. §§ 1001 and 1519.

6.Zynex represents that it has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of U.S. criminal law and the failure to adhere to statutory and regulatory requirements throughout its operations, including with respect to its subsidiaries, affiliates, agents, and joint ventures (to the extent Zynex has control), and those of its contractors and subcontractors (to the extent Zynex has control), including, but not limited to, the minimum elements set forth in Attachment B (Corporate Compliance Program). In addition, Zynex agrees that it will report to the Government during the Term regarding remediation and implementation of the compliance measures described in Attachment B. This report will be prepared in accordance with Attachment C (Corporate Compliance Reporting).

7.To address any deficiencies in its internal controls, policies, and procedures, Zynex represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal controls, policies, and procedures regarding compliance with U.S. criminal law or the failure to adhere to statutory and regulatory requirements. Where necessary and appropriate, Zynex agrees to modify its compliance programs to maintain rigorous compliance programs that incorporate relevant internal controls, as well as policies and procedures designed to effectively detect and deter violations of U.S. criminal law or the failure to adhere to statutory and regulatory requirements. The compliance program will include the minimum elements set forth in Attachment B.

8.Zynex agrees to pay a Criminal Monetary Penalty to the U.S. Treasury as described in the Payment Schedule in Attachment E. Zynex acknowledges that no tax deduction may be sought in connection with the payment of any part of this amount. Nothing in this Agreement, however, may be deemed an agreement by the Government that the payment amount is the maximum penalty that may be imposed in any future prosecution, and the Government is not precluded from arguing in any future prosecution that the Court should impose any type of monetary penalty, including a criminal fine, restitution, disgorgement, or civil or criminal forfeiture, or the amount of such monetary penalty.

9.Restrictive Covenants. In addition to any other rights and remedies available to the Government under this Agreement, and without limiting Zynex’s payment obligations described in Paragraphs 1(j) and 8, and the Payment Schedule in Attachment E, the Criminal Monetary Penalty will be subject to the following provisions during the Term. These provisions are intended to supplement, and shall be read in harmony with, the Government’s rights upon breach and with the obligations relating to changes in corporate form in Paragraph 14.

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(a)Acceleration.

i.If an “Acceleration Event” occurs on or before December 31, 2028, the Criminal Monetary Payment shall be USD $10,000,000, less any amount previously paid, and shall be immediately due and payable within ten (10) days. If an Acceleration Event occurs on or after January 1, 2029, the aggregate unpaid amount of the Criminal Monetary Payment shall be immediately due and payable within ten (10) days; provided, however, that if Zynex’s fiscal year 2028 audit has not been completed as of the date of the Acceleration Event, the payment deadline shall be extended to April 20, 2029. The Acceleration Events described below do not limit any separate breach provisions of this Agreement. For the avoidance of doubt, Acceleration Events are measured only with respect to events occurring after the Effective Date.

(b)Acceleration Events.

i.With the exception of the circumstances described in this Paragraph, a “Change in Control,” shall constitute an Acceleration Event, and shall occur when (i) any person or group, acting alone or in concert, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of Zynex’s voting securities; (ii) a merger, consolidation, or similar transaction as a result of which the holders of Zynex’s voting securities immediately prior to such transaction own less than fifty percent (50%) of the voting power of the surviving or resulting entity immediately thereafter; or (iii) a sale, transfer, or other disposition of all or substantially all of Zynex’s consolidated assets, provided that Zynex shall bind any purchaser or successor in interest to the obligations described in this Agreement. Any series of related transactions having a substantially similar effect as a Change in Control will be deemed a “Change in Control.” The transfer, reorganization, or other transactions involving Zynex’s equity or voting securities solely among the Consortium Members shall not be a “Change in Control.” For purposes of this Agreement, “Consortium Members” shall mean (i) Whitebox Advisors LLC, (ii) Context Capital Management, LLC, (iii) Wolverine Flagship Fund Trading Limited, (iv) DCIG Capital Master Fund LP, (v) Verition Multi-Strategy Master Fund LTD, and (vi) Steven Dyson. The Consortium Members are lenders that entered into a debtor-in-possession credit agreement with Zynex in connection with Zynex’s bankruptcy proceedings.

ii.Zynex’s dissolution, the filing of a bankruptcy petition by or against Zynex, or an assignment by Zynex for the benefit of creditors shall constitute an Acceleration Event.

iii.Any “Restricted Payment” made without the Government’s prior written consent shall constitute an Acceleration Event. A Restricted Payment means (i) any dividend or distribution of cash, securities, or other property on any class of Zynex’s equity interests (except for changes of corporate form that do not involve the transfer of monetary value to any purchasers or successors) and (ii) any

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purchase, redemption, retirement, or other acquisition for value of any equity interests of Zynex (except for ordinary course transactions related to Zynex’s employee equity incentive plans, in an aggregate amount not to exceed USD $250,000 during the first year of the Term, with such cap increasing by an additional USD $250,000 at the commencement of each subsequent year of the Term). Transactions structured to avoid or circumvent the Restricted Payment provisions will be aggregated and treated as a single payment.

(c)Reinstatement of Former Executive Leadership.

i.It shall be a material breach of this Agreement if any individual who served as an executive officer or director of Zynex as of July 1, 2025 (each a “Former Executive Leader”), (i) is appointed, elected, or otherwise assumes any position as an executive officer or director of Zynex or any of its parent companies or subsidiaries; or (ii) becomes a “beneficial owner,” as that term is defined in Regulation 13D under the Securities Exchange Act of 1934, of five percent (5%) or more of any class of Zynex’s voting securities. Upon any breach of this provision by Zynex, the Criminal Monetary Amount shall be USD $12,500,000 and shall be immediately due and payable within ten (10) days of such breach.

10.The Government agrees, except as provided herein, that it will not bring any criminal case (except for any possible criminal tax violations, as to which the Government does not make any agreement) against Zynex, or any of its present or former subsidiaries or affiliates relating to any of the conduct described in the attached Statement of Facts. To the extent there is conduct disclosed by Zynex that does not relate to any of the conduct described in the attached Statement of Facts, such conduct will not be exempt from prosecution and is not within the scope of or relevant to this Agreement. The Government, however, may use any information related to the conduct described in the attached Statement of Facts against Zynex: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement other than those which are identified in the Statement of Facts; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the U.S. Code. This Agreement does not provide any protection against prosecution for any future conduct by Zynex or any of its present or former parents or subsidiaries. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with Zynex, or any of its present or former parents, subsidiaries, or affiliates.

11.If, during the Term, Zynex (a) commits any felony under U.S. criminal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) fails to cooperate as set forth in this Agreement; (d) fails to implement or maintain a compliance program as set forth in this Agreement and Attachment B; (e) violates the restrictive covenant in Paragraph 9(c); or (f) otherwise fails specifically to perform or to fulfill completely each of Zynex’s obligations under the Agreement, regardless of whether the Government becomes aware of such a breach after the Term is complete, Zynex and its subsidiaries will thereafter be

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subject to prosecution for any federal criminal violation of which the Government has knowledge, including, but not limited to, the conduct described in the attached Statement of Facts, which may be pursued by the Government in the U.S. District Court for the District of Rhode Island or any other appropriate venue. Determination of whether Zynex has breached the Agreement and whether to pursue prosecution of Zynex will be in the Government’s sole discretion. Any such prosecution may be premised on information provided by Zynex or its personnel. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Government before this Agreement’s execution that is not time-barred by the applicable statute of limitations as of that date may be commenced against Zynex or its subsidiaries or affiliates, notwithstanding the expiration of the statute of limitations, between this Agreement’s execution and the expiration of the Term. Thus, by signing this Agreement, Zynex agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement will be tolled for the Term. In addition, Zynex waives any venue defenses to any prosecution based upon the attached Statement of Facts. In addition, Zynex agrees that the statute of limitations as to any criminal violation of U.S. laws that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Government is made aware of the violation or the duration of the Term plus two years, and that this period will be excluded from any calculation of time for purposes of the application of the statute of limitations.

12.In the event the Government determines that Zynex has breached this Agreement, the Government agrees to provide Zynex with written notice of such breach before instituting any prosecution resulting from such breach. Within 30 days of receipt of such notice, Zynex will have the opportunity to respond to the Government in writing to explain the nature and circumstances of such breach, as well as the actions Zynex has taken to address and remediate the situation, which explanation the Government will consider in determining whether to pursue prosecution of Zynex or its subsidiaries or affiliates.

13.In the event that the Government determines that Zynex has breached this Agreement: (a) all statements made by or on behalf of Zynex or its subsidiaries and affiliates to the Government or to the Court, including the attached Statement of Facts, and any testimony given by Zynex, or its subsidiaries or affiliates before a grand jury, a court, a federal agency, or any tribunal, or at any legislative hearings, whether before or after this Agreement’s execution, and any leads or evidence derived from such statements or testimony, will be admissible in evidence in any and all criminal proceedings brought by the Government against Zynex or its subsidiaries; and (b) Zynex or its subsidiaries may not assert any claim under the U.S. Constitution, Federal Rule of Criminal Procedure 11(f), Federal Rule of Evidence 410, or any other federal rule that any such statements or testimony made by or on behalf of Zynex or its subsidiaries before or after this Agreement’s execution, or any leads or evidence derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer, or employee, or any person acting on behalf of, or at the direction of, Zynex or its subsidiaries will be imputed to Zynex for the purpose of determining whether Zynex has violated any provision of this Agreement will be in the sole discretion of the Government.

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14.Except as may otherwise be agreed by the parties in connection with a particular transaction, and notwithstanding the restrictive covenant for Changes in Control in Paragraph 9(b), Zynex agrees that in the event that, during the Term it undertakes a change in corporate form, including if it sells, merges, or transfers business operations as they exist as of the date of this Agreement, whether such change is structured as a sale, asset sale, merger, transfer, or other change in corporate form Zynex must include in any contract for such change, including any such sale, merger, transfer, or other change in corporate form, a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. Zynex must provide notice to the Government at least 30 days before undertaking any such sale, merger, transfer, or other change in corporate form, including dissolution, to give the Government an opportunity to determine if such change in corporate form would affect this Agreement’s terms or obligations. If such transaction (or series of transactions) has the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined in the sole discretion of the Government, it will be deemed a breach of this Agreement.

15.This Agreement is binding on Zynex and the Government but specifically does not bind any other component of the U.S. Department of Justice, other federal agencies, or any state, local, or foreign law enforcement or regulatory agencies, or any other authorities, although the Government will bring the cooperation of Zynex and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by Zynex. This Agreement does not provide any protection against prosecution for any future conduct by Zynex or any of its present or former parents or subsidiaries. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with Zynex or any of its present or former parents or subsidiaries.

16.Conditions to Effectiveness. The effectiveness of this Agreement is conditioned on approval by the United States Bankruptcy Court for the Southern District of Texas, Houston Division, of an order confirming Zynex’s plan of reorganization, and Zynex’s emergence from the Chapter 11 proceedings as a going concern. Failure of these conditions shall render this Agreement void and of no force or effect and shall not constitute a breach by either party. Notwithstanding the foregoing, the Statement of Facts executed by Zynex and attached to this Agreement shall not be affected, impaired, or rendered void by the failure of any of these conditions.

17.Zynex and/or the Government may disclose this Agreement, including all attachments, to the public.

18.This Agreement sets forth all the terms of the agreement between Zynex and the Government. No amendments, modifications, or additions to this Agreement will be valid unless they are in writing and signed by the Government, the attorneys for Zynex, and duly authorized representatives of Zynex.

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Sincerely,
UNITED STATES OF AMERICA
By its Attorney,

CHARLES C. CALENDA

United States Attorney

DATE:	2/17/2016	BY:	/s/ Sara Bloom
SARA MIRON BLOOM
First Assistant United States Attorney
PETER ROKLAN
Assistant U.S. Attorney
U.S. Attorney's Office
One Financial Plaza, 17th Floor

Providence, RI 02903

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AGREED AND CONSENTED TO:

ZYNEX, INC. and ZYNEX MEDICAL, INC.

DATE:	2/16/2026	BY:	Steven Dyson
STEVEN DYSON
Chief Executive Officer
ZYNEX INC. and ZYNEX MEDICAL, INC.

DATE:	2/17/2026	BY:	Ben Koplin
BENJAMIN KOPLIN
JEFFREY LAYNE
Reed Smith LLP
Outside Counsel for ZYNEX INC. and ZYNEX MEDICAL, INC.

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ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the non-prosecution agreement (the “Agreement”) between the United States Attorney’s Office for the District of Rhode Island and ZYNEX INC. and ZYNEX MEDICAL, INC. (together “ZYNEX”). ZYNEX hereby agrees and stipulates that the following information is true and accurate. ZYNEX admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below.

ZYNEX admits and agrees that the conduct described below, which occurred at the direction of its previous executives, constitutes violations by ZYNEX of the following criminal statutes, as to which charges ZYNEX agrees it is guilty.

(1)	mail fraud, securities fraud and health care fraud, and conspiracy to commit these frauds, in violation of 18 U.S.C. §§ 1341, 1347, 1348 and 1349;
(2)	aggravated identity theft in violation of 18 U.S.C. §§ 1028A;
(3)	money laundering in violation of 18 U.S.C. §§ 1956 and 1957; and
(4)	distribution of misbranded devices, in violation of 21 U.S.C. §§ 331(a), 331(k), 333(a)(1)-(2) and 353(b).

Relevant Entities and Individuals

1.ZYNEX, INC. is a medical device manufacturer incorporated in Nevada with principal place of business in Englewood, Colorado. ZYNEX MEDICAL, INC. is a subsidiary of ZYNEX, INC., incorporated in Colorado, which produces and ships and bills for a medical device, including a product known as the NexWave and associated supplies across the country, including to patients and insurers in Rhode Island. ZYNEX, INC. and its subsidiaries and related entities will hereinafter be referred to as “ZYNEX.”

2.ZYNEX was a nationwide supplier of the NexWave, an electrotherapy device and other electrotherapy devices for use in pain management and physical rehabilitation.

ZYNEX was publicly traded and has been listed on the NASDAQ stock exchange under the ticker symbol “ZYXI” since in or about February 2019. During the relevant time-period, ZYNEX’s electrotherapy devices and related supplies accounted for approximately more than 90% of ZYNEX’s revenues.

3.Thomas Sandgaard (Sandgaard) was the founder and the Chief Executive Officer of ZYNEX since ZYNEX’s inception in 1996 until on or about August 18, 2025.

4.Anna Lucsok (Lucsok) was the Chief Operating Officer and/or billing director of ZYNEX from in or about January 2021 until in or about September 2025. Lucsok joined ZYNEX in February 2018 and served as the Vice President of Reimbursement from in or about October 2019 until about January 2021.

OVERVIEW

5.Beginning in or about at least 2017 and continuing until in or about August 2025, ZYNEX carried out a fraud scheme at the direction of its previous executives, including Sandgaard and Lucsok, to obtain millions of dollars by fraud from government and private health care payors and patients, as well as to defraud investors in ZYNEX by concealing that the company’s billings and revenues were driven by fraud.

6.As part of this scheme, and through the actions of its previous executives, including Sandgaard and Lucsok, ZYNEX routinely shipped excessive and unnecessary medical supplies to patients and to submit millions of dollars in false and fraudulent claims and billings to health care payors and patients for medical devices and supplies that were not medically necessary and not covered by these insurance programs and not agreed to by the patients.

7.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued these fraudulent and illegal practices through its previous executives, despite being notified many times that their billing practices were improper and fraudulent.

8.In total, between in or about 2017 and late 2025, ZYNEX collected more than $873 million for its products, of which more than $600 million was for supplies, and more than $273 million was for devices. The vast majority of the supplies’ billings were for unnecessary and improperly billed supplies.

9.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX fraudulently billed devices, and excessive shipments of supplies, including electrodes and batteries commercially available at much lower prices, in order to inflate the revenues and profits they were reporting to the market for ZYNEX. According to ZYNEX’s United States Securities and Exchange Commission (SEC) filings, the supplies billings accounted for approximately 70% of ZYNEX’ s revenues each year.

10.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX used these fraudulent billings, and the revenues derived therefrom, to fraudulently inflate the company’s financial reporting and drive up the stock price of ZYNEX. As part of this scheme, ZYNEX, through the actions of its previous executives, issued false and misleading statements about ZYNEX’s financial performance, operational practices, risks, and compliance with insurers’ reimbursement policies and concealed the ongoing material fraud upon patients and insurers. These statements concealed, among other things, the systemic “oversupplying scheme” whereby ZYNEX shipped excessive quantities of supplies, such as electrode pads and batteries, to patients, and billed insurers for hundreds of millions of dollars more than was permitted or medically necessary.

11.The purpose of these fraud schemes was, among other things, to personally enrich certain ZYNEX executives, including Sandgaard and Lucsok, in the form of large salaries and bonuses, stock, stock options and payments for stock repurchases, among other ways.

BACKGROUND

The Medicare Program

12.The Medicare program (Medicare) was a federal health insurance program providing benefits to persons 65 or older, as well, as persons under age 65 who are disabled. The United States Department of Health and Human Services (HHS), through the Centers for Medicare and Medicaid Services (CMS), administered Medicare.

13.To receive Medicare reimbursement, providers had to apply and execute a written provider agreement. The Medicare provider enrollment application, CMS Form 855, required an authorized representative of the provider to sign and certify that:

I agree to abide by the Medicare laws, regulations and program instructions that apply to [the provider]. The Medicare laws, regulations, and program instructions are available through the [MAC]. I understand that payment of a claim by Medicare is conditioned upon the claim and the underlying transaction complying with such laws, regulations, and program instructions….

14.CMS Form 855 contained additional certifications that the provider “will not knowingly present or cause to be presented a false or fraudulent claim for payment by Medicare,” and “will not submit claims with deliberate ignorance or reckless disregard of their truth or falsity.”

15.ZYNEX has been enrolled in Medicare since approximately March 1999.

16.Medicare paid for items and services only if they were medically reasonable and necessary, eligible for reimbursement, and provided as represented.

Medicare Part B

17.Medicare includes an insurance benefit known as “Part B,” which covered, among other things, durable medical equipment (DME) that was medically necessary and ordered by licensed medical doctors or other qualified health care providers. To administer Part B, CMS acted through fiscal agents called Medicare Administrative Contractors (MACs), which were statutory agents for CMS for Medicare Part B.

Medicare Part C - Medicare Advantage

18.CMS has the authority to award contracts to private entities to administer the Medicare program through Medicare Advantage Plans or Medicare Part C, which follow the same rules and regulations as traditional Medicare plans. CMS pays a fixed amount to the private companies that offer and administer the Medicare Advantage Plans. Private health insurance companies offering Medicare Advantage Plans were required to provide beneficiaries with the same items and services offered under Medicare Part A and Part B, including DME.

19.To obtain payment for items and services supplied and provided to beneficiaries enrolled in Medicare Advantage Plans, providers were required to submit itemized claim forms, usually electronically, to the beneficiary's Medicare Advantage Plan. When providers submitted claim forms to Medicare Advantage Plans, the providers certified that the contents of the forms were true, correct, and complete, and that the forms were prepared in compliance with the laws and regulations governing Medicare. Providers also certified that the items and services being billed were medically necessary and were in fact provided as billed.

20.A claim for DME submitted to Medicare or Medicare Advantage plans qualified for reimbursement only if it was medically necessary for the treatment of the beneficiary's illness or injury and ordered by a licensed physician or other qualified health care provider. Local

Coverage Determination “Transcutaneous Electrical Nerve Stimulators (TENS)” L33802, effective for services performed after 10/1/2015, states:

For any item to be covered by Medicare, it must 1) be eligible for a defined Medicare benefit category, 2) be reasonable and necessary for the diagnosis or treatment of illness or injury or to improve the functioning of a malformed body member, and 3) meet all other applicable Medicare statutory and regulatory requirements.

https://www.cms.gov/medicare-coverage-database/view/lcd.aspx?LCDId=33802.

Medicaid

21.The Medicaid program (Medicaid) is a federal and state funded health care program providing benefits to low-income persons and a “health care benefit program” under 18 U.S.C. § 24(b). HHS, through CMS, administers Medicaid in conjunction with the states. Like Medicare Managed Care plans, Medicaid Managed Care plans can be administered by private entities, in Rhode Island and elsewhere. Medicaid paid for items and services only if they were medically reasonable and necessary, eligible for reimbursement, and provided as represented.

CHAMPVA

22.The Civilian Health and Medical Program of the Department of Veterans Affairs (CHAMPVA) was a federal health care benefit program within the United States Department of Veterans Affairs (VA) through which the VA shared the cost of covered health care services and supplies with eligible beneficiaries. The eligible categories for CHAMPVA beneficiaries were the spouses or children of veterans who had been rated permanently and totally disabled for a service-connected disability and the surviving spouse or child of a veteran who died from a VA-rated service-connected disability. In general, CHAMPVA covered most health care services and supplies that were medically and psychologically necessary.

TRICARE

23.TRICARE was a federal health insurance program of the United States Department of Defense (DOD) Military Health System that provided coverage for DOD beneficiaries worldwide, including active-duty service members, National Guard and Reserve members, retirees, their families, and their survivors. The Defense Health Agency (DHA), an agency of the DOD, was the governmental entity responsible for overseeing and administering the TRICARE program. TRICARE offered health insurance benefits for medically necessary DME and prescriptions that were prescribed by a licensed medical professional.

Federal Employees Compensation Act

24.The Federal Employees Compensation Act (FECA) provided monetary compensation, medical services and supplies, and vocational rehabilitation to United States government civilian employees who sustained on-the-job injuries or employment-related occupational illnesses. The U.S. Department of Labor, Office of Workers Compensation Programs (OWCP) administered FECA.

25.Health care providers who enroll to treat federal civilian employee covered by OWCP must complete Form OWCP 1168 and certify that the provider had satisfied all applicable federal and state licensing and regulatory requirements. Moreover, when providers submit claims to and accept payment from OWCP, they certify that the service for which reimbursement was sought and received was provided as described and was medically necessary, appropriate, and properly billed in accordance with accepted health care industry standards.

26.A company such as ZYNEX that provided DME to a FECA claimant was only entitled to be reimbursed for prescription-only equipment, if, among other things, it was dispensed pursuant to a prescription from an authorized prescriber who deemed the equipment medically necessary and appropriate.

Private Insurance Providers, Including Workers’ Compensation and Auto Insurance

27.Private insurers are non-government run insurance programs, some of which are often employer-sponsored programs. These insurance plans are funded by premiums paid by an individual’s employer and the employee and can vary widely in terms of the plan type, coverage and cost. Many private insurers also administer government-sponsors plans, such as Medicare Advantage plans and Medicaid Managed Care programs, in addition to offering private, i.e. non-federally funded, plans. Private insurance companies also cover DME through auto-insurance and workers-compensation insurance programs.

28.Medicare, including Medicare Advantage plans, Medicaid, TRICARE, CHAMPVA, FECA and private health insurers were “health care benefit programs,” as defined in 18 U.S.C. § 24(b).

29.All of the health care benefit and insurance programs (together “Payors’) require, among other things, that the provision of medical devices be medically necessary in order to be billable to the insurer.

Requirements to Bill DME to Health Care Payors

30.DME companies and other health care providers (collectively, “providers”) that provided items or services to health care beneficiaries were able to obtain unique identifiers known as National Provider Identifier (NPI) numbers from CMS. Once a provider is assigned an NPI number, CMS gives the provider online access to Medicare and TRICARE manuals and service bulletins describing proper billing procedures, rules and regulations.

31.The term “ordering/referring” means the physician or nurse practitioner or other authorized prescriber who ordered, referred or certified an item or service in a health care claim.

Individuals who ordered, referred, or certified these items or services were required to have the appropriate training, qualifications, and licenses.

32.Under Medicare Part B, DME was required to be reasonable and medically necessary for the treatment or diagnosis of the patient’s illness or injury, ordered by a medical professional, properly documented, and provided as represented to Medicare. The other Payors had similar requirements or followed the CMS guidance and Medicare rules.

33.In or about August 2, 2011, CMS Manual Publication 100-08 Medicare Program Integrity provided additional instructions for billing DME supplies that are provided on a recurring basis. These instructions specifically prohibited auto-shipping without confirming for each refill that the patient actually needed the supplies. They stated:

5.2.6-For DMEPOS [Durable Medical Equipment, Prosthetics, Orthotics and Supplies] products that are supplied as refills to the original order, supplier must contact the beneficiary prior to dispensing the refill and not automatically ship on a pre-determined basis, even if authorized by the beneficiary. This shall be done to ensure that the refilled item remains reasonable and necessary, existing supplies are approaching exhaustion, and to confirm any changes/modifications to the order. [Emphasis added]

https://www.cms.gov/Regulations-and-Guidance/Guidance/Transmittals/Downloads/R378PI.pdf

How Providers Bill Medicare and Other Payors

34.In order to bill health care benefit programs such as Medicare, Medicare Advantage, other government health care payors and private insurers, providers use a five-digit Current Procedural Terminology (CPT) code, that identifies the nature and complexity of the service provided. The CPT codes are listed in the CPT manual, which is published annually by the American Medical Association (AMA). CPT codes are universally used by health care providers to bill government and private health insurance programs for services rendered. Similarly, Healthcare Common Procedure Coding System (HCPCS) codes are standard codes that represent medical procedures, supplies, products and services and are represented by a letter followed by four numeric digits. Virtually every medical procedure has its own code and insurance companies pay a specified amount of money for each code billed.

35.In order to submit a claim for payment to a health insurance program, providers must obtain the patient’s consent to access and use their confidential health care information and identity information such as their name, address, unique health care insurance identifier number, date of birth and address.

Billing Codes Used by ZYNEX in Connection with the NexWave

36.There are several codes that ZYNEX commonly billed in connection for the NexWave and other electrotherapy device and associated supplies. The codes most often used for the NexWave device and supplies are as follows:

Devices:

E0730: Transcutaneous electrical nerve stimulations (TENS) device with four or more leads.

E0745: Neuromuscular stimulator (NMES), electronic shock unit

E1399: Miscellaneous durable medical equipment

Supplies

A4595: Supplies for the TENS device. This is an all-inclusive, or bundled, code for electrodes, conductive paste or gel, tape, and batteries.

A4556: Electrodes (e.g. apnea monitor), per pair

A4630: Replacement batteries for a medically necessary TENS unit owned by a patient

A4557: Lead wires for two electrodes

Requirement to Use Bundled Codes for Supplies When Applicable

37.In October 2015, CMS provided guidance about the billing of supplies for TENS units in Article ID A52520 that prohibited using separate, unbundled codes such as A4556 (electrodes) and A4630 (batteries), to bill supplies for TENS. https://www.cms.gov/medicare-coverage-database/view/article.aspx?articleId=52520. The Guidance stated:

During the rental of a TENS unit, supplies for the unit are included in the rental allowance; there is no additional allowance for items such as electrodes, lead wires and batteries. If a TENS unit (E0720 or E0730) is purchased, the allowance is all-inclusive of items such as lead wires and one month's supply of items such as electrodes, conductive paste or gel (if needed), and batteries.

This same policy further states:

A TENS supply allowance (A4595), is an all-inclusive code and includes items such as electrodes (any type) conductive paste or gel (if needed, depending on the type of electrode), tape or other adhesive (if needed, depending on the type of electrode), adhesive remover, skin preparation materials, batteries (9 volt or AA, single use or rechargeable), and a battery charger (if rechargeable batteries are used).

Codes A4556 (Electrodes, [e.g., apnea monitor], per pair), A4558 (Conductive paste or gel), and A4630 (Replacement batteries, medically necessary TENS owned by patient) are not valid for claim submission to the DME MAC. A4595 should be used instead.

There should be no billing and there will be no separate allowance for replacement electrodes (A4556), conductive paste or gel (A4558), replacement batteries (A4630), or a battery charger used with a TENS unit.

38.From in or about 2017 through late 2025, Sandgaard and Lucsok and other former executives at ZYNEX orchestrated and carried out a scheme to defraud by submitting fraudulent billings to government and private health care payors and patients and using the billings and revenues from that fraud to inflate ZYNEX’s financial reporting and defraud its investors into believing that the company was more profitable and law-abiding than it was, including as described below.

Knowingly Billing Unnecessary and Excessive Amounts of Supplies

39.From in or about 2017 through at least September 2025, at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX submitted false and fraudulent claims to Payors and patients by automatically shipping and billing supplies each month, unrelated to the amount of supplies the patients were using or needed, and without a prior determination of any medical need for refills of the supplies, even though they knew it was contrary to the CMS 2011 Guidance, described above, which requires confirmation of patient need each time prior to shipping monthly supply refills, and even though ZYNEX, with the approval of Sandgaard, had represented to the Department of Justice, among others, in or about 2015, that it followed this CMS Guidance and had no automated shipment or billing process, that refill supplies were only shipped if patient requested the refill supplies, and that if a patient could not be contacted, no supplies were shipped.

40.From in or about 2017 through at least September 2025, at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX fraudulently billed, on a monthly and/or recurring basis, many multiples of CPT codes A4556 (electrodes), A4557 (lead wires) and A4630 (batteries) rather than the bundled codes A4595, which covers, among other things electrodes and batteries, despite explicit CMS guidance noted above that provides that only A4595 should be billed, and specifically providing that A4556 (electrodes unbundled) and A4630 (batteries unbundled) should not be billed with this type of electrostimulation device.

41.From in or about 2017 through at least September 2025, at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX shipped and billed the unbundled codes in volumes as large as 32, 64, or 128 electrode pairs to individual patients per month, sometimes charging up to or more than $1,700 per month for these supplies (which are available on the internet for a fraction of this cost).

42.From in or about 2017 through at least September 2025, at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX shipped excessive supplies to patients and submitted fraudulent billings for those supplies even when numerous patients communicated to ZYNEX that they had too many supplies and wanted them to stop sending them more supplies and stop billing for those supplies.

43.From in or about 2017 through at least September 2025, at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued the practice of automatically shipping and billing monthly supplies without medical need even after many patients complained about the excessive supplies, surprise billing, and the difficulty of getting ZYNEX to stop shipping them, and complained both directly to ZYNEX, and to organizations such as the Better Business Bureau, including, the following two examples:

(1)1/11/2022: [T]hey kept mailing me supplies and I kept getting denials. I called today and was informed that I owe a tremendous amount of money. I also was told that they do not bill Medicare. I live on $1100.00 dollars a month and can not [sic] afford much period. I told them I could send back most of the supplies and the machine back. She informed me that there still would be a rental fee and supply fees. I told her that I could not even afford food at this point.

(2)1/24/2023: I was very very clear with [the Physical Therapist] that I could not afford any out of pocket expense and he was very very clear that this was completely covered by insurance. I received the product and then continued to received [sic] batteries and electrodes. AFTER NINE MONTHS I received a bill with 27 charges for supplies. This was the first bill I ever received, they just kept racking up the charges and they waited nine months to send the bill. The minute I received it, I called the company and they were unable to connect me with the billing department, we set-up a call back – still waiting. I feel like this company is a total SCAM.

44.From in or about 2017 through at least September 2025, at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued the practice of automatically shipping and billing monthly supplies without medical need despite the fact that many of its own employees raised concerns that these and other ZYNEX practices were improper, unethical, fraudulent and contrary to Payors’ requirements.

45.From in or about 2017 through at least September 2025, far from listening to these concerns raised by their own employees and stopping the fraudulent “oversupply” scheme, ZYNEX’s previous executives, including Sandgaard and Lucsok labelled employees who raised such concerns as “non-aligned” or “toxic” and often caused them to leave the company and also mandated that ZYNEX not hire billing employees with prior experience in coding.

46.From in or about 2017 through at least September 2025, at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX to continue to automatically ship and bill supplies for the NexWave and other electrotherapy devices without any demonstration of medical necessity, when its previous executives, including Sandgaard and Lucsok, and others at ZYNEX knew these practices violated CMS guidance as well as Payors’ policies and directions, and despite receiving numerous communications from Payors stating that the practice of auto-shipping was not allowed, including, as early as 2017, the direction from Payor P: “Auto Shipping of monthly supplies is not allowed.”

47.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued to automatically ship and bill excessive quantities of supplies for the NexWave and other electrotherapy devices on a monthly basis, without determining whether the patients had a need for those supplies, despite the fact that, for example, on or about April 3, 2023, Payor H, in a letter forwarded to Lucsok, put ZYNEX on pre-payment review, for, among other things, billing services/supplies that had not been requested. It stated:

[Y]ou are not following [Payor H’s] guidelines which requires the provider to ensure the patients actually need the supplies before sending them. [Payor H] does NOT support or endorse auto-shipping. This is stated in our April 5, 2023 letter. Plus, you were educated on this in November 8, 2019. We have contacted multiple patients who stated they get supplies each month without ZYNEX contacting them. Plus, the patients have shared they do not need any more supplies and have contacted ZYNEX to stop sending them, but ZYNEX keeps sending. [Emphasis added]

48.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued to bill Payors using unbundled codes, including A4556, despite repeated notice that this practice was impermissible and illegal, including on or about March 24, 2020, Payor L wrote to Sandgaard that ZYNEX could not bill code A4556 and should only use A4595, the bundled code, for supplies. The letter also noted that Payor L’s review revealed ZYNEX was “submitting claims for TENS electrodes using CPT code A4556.” The letter directed Sandgaard to Payor L’s Professional Provider Office Manual, which points out that code A4556 is not separately allowed for reimbursement. Later the same day, Sandgaard responded to Payor L copying Lucsok “Thank you very much for letting us know. We will ensure that our billing department adhere to the [Payor L] guidelines at all times.”

49.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued to bill Payors using unbundled codes, including A4556, despite the fact that it received notice from Payor H repeatedly that this was not permitted, including in repeated letters and email messages between in or about April 2023 and March 2024, in which Payor H wrote, among other things, “The use of code A4556 is improper.” and, “[s]pecific to the billing of Code A4556, we continue to see claims using this procedure code as recent as a claim for 01/03/2024. If you are acknowledging this code is being used incorrectly, then you also need to cease billing for it.”

50.Despite the fact that, on or about March 29, 2024, ZYNEX acknowledged to Payor H that “codes A4556 (unbundled code for electrodes) and A4630 (unbundled code for batteries) were billed incorrectly,” Sandgaard and Lucsok caused ZYNEX to continue to bill improperly using A4556 and A4630 for unbundled supplies through at least the fall of 2025.

51.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued these practices even after, beginning in about late 2022, and continuing through 2023, ZYNEX received notice from a group of financial reporters who published a series of articles in a subscription newsletter about ZYNEX’s fraudulent billing practices and the risk to its stock as a result. These articles included reports of complaints from patients about excessive supplies and other improper billing practices, and corroborative statements from ZYNEX employees. The December 2022 article stated:

Moreover, complaints made to the FTC by both ZYNEX customers and employees and obtained by The Capitol Forum through an additional public records request indicate that the company is deceiving patients and shipping far more supplies than necessary. ‘Normal electrode usage for TENS is approximately 2-4 pairs per month, the number covered by Medicare and most commercial insurers such as Aetna,” a complaint to the FTC reads, “I have personally received over 640 pairs of electrodes from ZYNEX for a single prescription. Based on Medicare’s average coverage of 3-pairs per month, ZYNEX sent me over 20x the usual amount, enough for 18 years of constant use.”

52.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued these practices after one article published by Capitol Forum, on or about May 9, 2023, described a beneficiary “receiving hundreds and hundreds of unnecessary electrodes from ZYNEX and sent us pictures of her stash of electrodes.” The article alleged: “ZYNEX is sending more electrodes than are medically necessary and this appears to mirror a False Claims Act case [against a similar company] from 2018.”

53.Instead of addressing the concerns raised by these reporters, ZYNEX’s former CEO, Sandgaard, hired someone to attempt to disrupt the lives of the reporters with the intent of retaliating against them and deterring them from further alerting the markets to these issues. These efforts included having someone sign the reporters up for therapy sessions without their knowledge or permission and listing their issues as including erectile disfunction. They also included sending used female underwear to one reporter’s spouse at the reporter’s home and sending the spouse a thank you card detailing the reporter’s alleged “illicit behavior” – all apparently with the intent to convince the spouse that her husband was being unfaithful.

54.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued the auto-shipping even after, in or about June 4, 2024, the medical journal STAT published an article about ZYNEX, entitled “How a device maker inundated pain patients with unwanted batteries and surprise bills” and described in great detail the oversupply scheme whereby ZYNEX sent excessive monthly supplies, such as electrode pads and batteries, to generate higher billings to insurers. It described a sample patient who was “drowning in batteries she doesn’t need” and was billed by ZYNEX for almost $1,000 after ZYNEX had falsely assured her that the costs would be covered by her insurance. The article also stated that multiple other patients interviewed reported similar situations and that there were dozens of similar complaints in online forums. The reporter also noted that former employees confirmed the scheme’s systemic nature.

55.When the STAT reporter asked Sandgaard and Lucsok, among others at ZYNEX, for comments prior to publishing the article, and asked “[w]hy do you automatically send batteries and electrode pads? Do you check in with patients to ask if they need them?”, rather than respond to the questions, Lucsok arranged for the email to be deleted from email boxes seen by others at ZYNEX.

56.Rather than address these issues, ZYNEX continued, at the direction of its previous executives, including Sandgaard and Lucsok, to implement policies and projects at ZYNEX to implement or augment auto-shipping of large amounts of supplies to patients and auto-billing without first conferring with patient to determine if the supplies were needed, including special projects to try to increase gross billings (which were used to calculate the percentage of revenue recognized) just before the end of a quarter or year, in order to meet revenue targets forecasted for ZYNEX.

57.For example, on or about August 6, 2021, certain ZYNEX managers directed the ZYNEX billing team as follows: “Going forward if a patient is not set up on supplies, and there is no note that they discontinued supplies, we need to set them up on supplies. We will no longer be sending a note to patient support asking them to reach out to the patient to confirm or ask if the patient would like to be set up on supplies.”

58.On or about September 19, 2021, Sandgaard asked Lucsok “what we are doing to ensure we are exceeding $92M [in billings] in September?”, and Lucsok responded, among other efforts, “We’re having the team look for accounts … where supplies can be increased … this will … increase the amount of gross billings going on in September.” As indicated by Lucsok, this increase in supply billings was driven not by increased patient need, but by the gross billing and revenue goals for the quarter.

59.On or about July 19, 2023, through the actions of its previous executives, including Sandgaard and Lucsok, ZYNEX implemented a special project to restart supplies for 486 patients, without determining if they needed the supplies, in order to “generate another $300k in Gross Billings for this month and next.” The directions provided that some patients will not be notified at all that their supplies are restarting, and some will simply be told that their scheduled supply shipment was missed and they have shipped it.” None of the patients were to be contacted to find out if they actually needed the supplies.

60.Instead of stopping the use of A4556, on or about January 8, 2024, Sandgaard and Lucsok, in order to meet gross billing and revenue targets to report to the public, caused ZYNEX billing staff to engage in a special project to add larger quantities of electrodes to each of a long list of patients and bill them under A4556.

Other Fraudulent Billing Practices

61.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX billed Payors and patients for the NexWave and other electrotherapy devices and associated supplies using a variety of other fraudulent billing practices, including as described below.

Misrepresenting Diagnosis Codes

62.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX billed Payors and patients using codes for diagnoses that ZYNEX knew were not eligible for reimbursement.

63.For example, after in or about March 2020, at the direction of its previous executives, including Sandgaard and Lucsok, when TRICARE determined that it would not reimburse any TENS unit for use to treat low back pain, ZYNEX employees misrepresented the diagnosis codes to TRICARE and other Payors by removing codes from billings to remove any mention of the diagnosis of low back pain and instead bill for some other covered condition that their billers could find in the patient records – without regard to whether the prescriber had identified it as the basis for the prescribing of the NexWave and associated supplied.

64.On or about January 22, 2021, Lucsok wrote to Sandgaard, noting that Payor U appeared to be denying claims for low back pain (similar to TRICARE). “I’ll have the team rebill all claims without the [low back pain] code and see if they reprocess” and Sandgaard responded: “Makes sense,” thereby agreeing that upon denial of claims submitted with the diagnosis code actually used in the physician’s order, ZYNEX would remove that code and rebill the claims, without conferring with the prescriber as to whether the altered coding was justified.

65.Through the actions of its previous executives, including Sandgaard and Lucsok, ZYNEX continued to direct its employees to substitute other diagnoses for the non-covered diagnoses selected by the prescribers even, after, in or about December 2022, TRICARE wrote to ZYNEX to recoup funds, asserting that ZYNEX had billed for “services that were not rendered and/or reimbursable and identifying cases where ZYNEX billed a code other than M54.5 (low back pain), but the medical record only supported M54.5, which was not a covered diagnosis.” This notice stated that ZYNEX had engaged in “Misrepresentation of diagnosis” in billing for services that were actually for low back pain but listed another code and that such a breach of the participation agreement “is a fraudulent act.”

Misrepresenting Multi-Modal Nature of NexWave Device

66.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX hid the multi-modal nature of the device after, or about March 9, 2020, Payor C, notified ZYNEX of an overpayment of approximately $1.6 million following an audit and objected to the billing of the NexWave due to, among other issues, its unproven combination of multi-modality functions i.e. TENS (Transcutaneous Electrical Nerve Stimulation), NMES (Neuromuscular Electrical Stimulation) and IFC (Interferential Current).

67.In or about November 2020, after Payor C had advised Lucsok that it would not reimburse for the unproven multi-modal device, Lucsok directed ZYNEX employees to create altered and blurred invoices to hide the fact that the NexWave was a multi-modal device, and then directed ZYNEX billing employees to use the new blurred invoice to bill all commercial insurers.

68.Thereafter, at the direction of Lucsok, ZYNEX billed the NexWave to Payor C and all other commercial payors with the altered and blurred invoices set forth below as Figure 1 showing only one mode – even though they were actually marketing and shipping the NexWave as a multi-modal device.

Figure 1

At that time, the unaltered marketing materials for the NexWave shows it with the three modalities clearly visible on the blue buttons as shown in Figure 2 below:

Figure 2

69.In or about February 2021, Lucsok falsely reported to Payor C that ZYNEX would provide Payor C patients with a “single modality device” but ZYNEX continued, at the direction of its previous executives, including Sandgaard and Lucsok, to supply and bill the NexWave with the altered invoice to disguise the three modalities.

70.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX billed various health care Payors and patients contrary to correct coding principles, the requirements of the Payors and the agreements of the patients, including manipulation of when a device was billed as a rental or for purchase, and changing the dates of service to avoid restrictions on payment for items billed on the same date together, caused the submission of fraudulent claims to Payors and patients.

Waiving Co-Pays, Misrepresenting Pricing and Surprise Billings

71.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX did not tell potential patients about the full costs of the device and supplies for which they could be charged in order to induce them to agree to accept the device and monthly supplies, and often delayed billing patients for many months or more than a year and then sent them later bills for amounts the patients did not realize would be charged.

72.Through the actions of its previous executives, including Sandgaard and Lucsok, ZYNEX reported to Payors that the price of the NexWave and other electrotherapy devices was between $995 and $2995 but directed ZYNEX staff (1) to tell patients that if their insurance did not cover the device, they would not be charged more than $250 for the device, and (2) not to tell the insurers about the patient out of pocket price.

73.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued these practices even after, on or about March 9, 2020, Payor C notified ZYNEX of an overpayment of approximately $1.6 million following an audit and identified as one of the bases for the overpayment claim the fact that ZYNEX was routinely and improperly waiving cost-sharing fees. The letter specifically noted that such routine waiving of the patient’s share was fraudulent, with citations to relevant case law.

74.On or about March 15, 2020, Lucsok texted a ZYNEX sales manager and commented that Payor C “is asking for $1.6 M back because they’re claiming we’ve engaged in fraudulent activity for waiving patient’s deductible and coinsurance. I feel like I’m going to throw up.” When the sales manager replied, “Oh shit!! Aren’t we allowed to settle with the patient?”, Lucsok further commented:

It’s a grey area but I bet the charges they’re questioning are from 2017 when we were billing an insane amount and then calling the patient telling them we’d waive deductible if they stay on supplies. We’re allowed to have a “financial need policy” meaning if the patient can’t afford it, we can settle. This will be difficult to fight depending on what information they have.

When the sales manager responded, “Oh my! And your job gets harder,” Lucsok replied: “I feel sick like not coronavirus sick but I’m going to throw up sick.” On or about March 16, 2020, Lucsok forwarded the Payor C refund request to Sandgaard to discuss.

75.Even after the notice from Payor C, ZYNEX, at the direction of its previous executives, including Sandgaard and Lucsok, continued to regularly waive patient cost sharing obligations without notifying the insurers that ZYNEX was not complying with the requirements of their policies, all in order to induce patients to accept ZYNEX’s products and reduce the likelihood of patients’ complaining about ZYNEX’s billings, and thus allow ZYNEX to continue its excessive and fraudulent billing to the insurers.

76.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued these fraudulent and improper practices even after, in or about January 2025, ZYNEX was recognized as a top ten “winner” for the “egregious U.S. healthcare profiteering on account of its “[s]hady billing practices” on the ground that “Patients received ZYNEX devices understanding the expense would be covered by insurance” but then “got unsolicited supplies of items like batteries and electrodes delivered to them (often excessive quantities), for which they were charged.” The article reporting on the award included the following quote:

“This is just classic over-billing.” It’s fraud,” [PK], a senior director at the research group US Pirg and judge on the panel said. “The patients feel that they owe the money because they already received the supplies. We see a lot of this kind of abuse within the pain management field.” https://www.theguardian.com/us-news/2025/jan/07/annual-awards-healthcare-profiteering

Marketing NexWave with Unproven and Misleading Claims

77.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX marketed the NexWave and other electrotherapy devices with misleading and unproven claims such as that it could reduce oral pain medication use by 50%, and that its Interferential Mode was 40X Stronger than TENS and could provide “Pain Relief Can Last for Hours” with

“No Side Effects.” These promotions often included the image below in Figure 3, which was provided by ZYNEX with a March 28, 2024, email copied to Lucsok:

Figure 3

78.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX marketed the NexWave and other electrotherapy devices this way, even though Sandgaard and Lucsok knew that ZYNEX had no valid studies of these devices for these claims and no such claims were cleared or approved by the FDA.

79.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued to market electrotherapy devices by claiming that it was an alternative to opioids and to reduce oral pain medication use even after, on or about March 4, 2021, the FDA sent ZYNEX a letter, that was shared by Sandgaard and Lucsok, which stated that it had come to the FDA’s attention that ZYNEX, including on its website, was “marketing NexWave in a manner that appeared to violate the Food, Drug & Cosmetic Act, 21 U.S.C. § 301 et seq. (the “FDCA”), including by making the following claims:

NexWave reduces or eliminates opioid use,

IFC is like an extended relief opioid;

opioid side effects - respiratory depression, opioid induced constipation    ;

can reduce or eliminate opioid use,

penetrates deeper to release endorphins,

none of the side effects associated with opioids or OTC medications.

The letter requested that all uncleared marketing claims be removed immediately from ZYNEX’s website and all marketing materials.

80.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued to market the NexWave by claiming that it was an alternative to opioids and could reduce oral pain medication use, even after a ZYNEX quality manager advised them that ZYNEX did not have data to support the comparisons to opioids or claims as to IFC or other claims identified by the FDA. This ZYNEX quality employee manager further advised: “Based on research online with FDA database, etc. these type claims, warnings have led to warning letters previously with fines associated with the false claims,” and stated that ZYNEX needed the following corrective actions:

Remove anything related to Opioids from any device related material per the letter and review all other devices as well.     On or around anything with our devices, no claims or discussion of Opioids.

[O]pen [a Corrective and Preventative Action] to address all off label issues.

Remove any and all content from website/marketing material which includes any potential false claims.   Update process to ensure appropriate people review and approve all material which is placed in any marketing format (brochures, social medica, website, etc). Preventive action. Review any other products marketing material to ensure any and all claims made align with the 510k clearance.

81.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX continued to use such fraudulent and unsubstantiated marketing claims despite the fact that, when Lucsok suggested relying upon studies of electrostimulation units generally (but not based upon ZYNEX products), the ZYNEX quality manager further clarified that this was not permitted, as follows:

[F]rom my experience legal would get involved in something like this.   Those studies are fine data points from a general sense of IFC/Tens and Opioids. However, we can't make any claims based on those. Only the FDA has the authority to approve claims after they review all data as part of a submission and any data would have to be very specific to our device and any clinical trial data/studies that we would own/have. In lieu of that we can only make claims related to what was originally approved by the FDA in the 510k [which did not include any claims relating to opioids or strength of IFC].

82.After Lucsok shared all of this information and the quality manager’s recommendations with Sandgaard, Sandgaard dictated that ZYNEX “will not stop claiming that opioids are addictive and that the NexWave is a good alternative for pain relief.”

83.On or about March 26, 2021, Lucsok wrote to the FDA and falsely claimed that ZYNEX had removed “all content from our website and marketing materials referring to the NexWave reducing or eliminating opioid use as per your letter dated March 4, 2021,” despite the fact that, at the direction of Sandgaard and Lucsok, ZYNEX continued to market the NexWave as a way to reduce opioid use and with other uncleared claims through in or about at least August, 2025.

Use of Invalid Prescriptions

84.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX knowingly distributed its prescription-only NexWave device without a valid prescription by distributing the devices based upon orders signed by persons not licensed in their states to write prescriptions for such devices, including physical therapists, registered nurses and physical therapist assistants.

85.Through these means and others, Sandgaard and Lucsok caused the submission of fraudulent claims to patients and to federal and commercial health care payors that knowingly and falsely represented that there was a valid prescription for the device when in fact no such valid prescription had been written.

ZYNEX Executives Receipt of Proceeds of these Frauds

86.Through these means and others, and at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX submitted fraudulent claims to patients and to federal and commercial health care payors and caused the proceeds from ZYNEX’s fraudulent billing to be deposited into its corporate accounts and from those accounts, to, among others, Sandgaard and Lucsok, including in the form of salary, bonuses, other purported compensation payments, stock and stock options, as well as in payment for repurchase of stocks.

False Statements to Conceal Fraud and Invalid Revenues from Investors

87.As set forth in further detail below, Sandgaard and Lucsok knowingly and intentionally caused ZYNEX to make false and fraudulent statements filed with the SEC by:

a.

making untrue statements of material facts and omitting to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

b.	engaging in acts, practices, and courses of business that would and did operate as a fraud and deceit in connection with the purchase and sale of a security, that is, the stock of ZYNEX.

Concealing Fraudulent Activities and Invalid Revenues

88.Sandgaard and Lucsok, on behalf of ZYNEX, directed the fraudulent activities described above, set unrealistic targets for gross billings and, and ramped up the pressure on the employees at the end of each quarter and year, including to bill improperly and pull forward billings from the next year or quarter, all in order to meet specific unrealistic expectations for revenue and growth that Sandgaard and ZYNEX had projected to the markets.

89.From in or about 2017, and through in or about August 2025, at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX defrauded investors and falsely inflate and improperly recognize revenue by reporting revenue that was not valid revenue from proper billings and was the result of fraud and caused ZYNEX to materially misstate the financial statements incorporated into its annual and quarterly financial statements filed with the SEC.

90.ZYNEX, including through its executives Sandgaard and Lucsok, knowingly and intentionally made public statements, including in earnings calls, ZYNEX’s financial reporting and SEC filings, to make it appear that ZYNEX was earning more valid revenue, was more profitable, and growing at a more accelerated pace than it actually was.

91.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX claimed to the public that it was an extremely successful medical device company, touting consistent revenue growth and increases in patient orders. For example, in a March 13, 2023, press release, ZYNEX reported a 21% year-over-year revenue increase to $158.2 million, a 48% increase in orders and seven consecutive years of profitability.

92.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX artificially inflated its stock price by making and causing to be made false and misleading statements about ZYNEX’s financial performance, operational practices and compliance with health care laws and insurance reimbursement requirements. These statements concealed, among other things, a system oversupply scheme whereby ZYNEX shipped unnecessary and excessive quantities of supplies, as well as other fraudulent billing practices.

93.From in or about 2019 through 2025, Sandgaard and Lucsok caused ZYNEX to submit to the SEC and publicly file its false quarterly and annual financial reports, including false certifications with each of its quarterly and annual financial reports certifications in which Sandgaard falsely certified, that he had reviewed this [quarterly or annual report] of ZYNEX and, among other things:

(1)Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

(2)Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report. ….

(3)I have disclosed … to auditors and the audit committee [of the ZYNEX Board of Directors] … Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

False Statements to Auditors

94.In order to conceal their fraudulent activities and inflate ZYNEX’s purported revenues, ZYNEX, including through Sandgaard and Lucsok, also repeatedly made false representations to ZYNEX’s auditors, including in connection with the preparation, examination, and review of ZYNEX’s financial statements as well as in ZYNEX financial statements filed with SEC, including Forms 10-Q and 10-K as well as other SEC filings. These representations included quarterly letters signed by Sandgaard, among others, in connection with the preparation, examination, and review of ZYNEX’s financial statements and falsely asserted that Sandgaard was not aware of any fraud or misstatements and that the revenues of the company reflected valid billings. Sandgaard made these representations to ZYNEX’s external auditors, and Lucsok confirmed and supported these representations.

95.In preparation for each quarterly and end of year SEC filing, Sandgaard falsely represented to ZYNEX external auditors that he was not aware of any fraud and that the receivables reported in the financial statements were valid billings, including the following, or similar words:

a.

Receivables recorded in the consolidated financial statements represent valid billings to customers or payers for sales or other charges arising on or before the balance-sheet dates and have been reduced to their estimated net realizable value …

b.	We are not aware of any events or circumstances which would indicate that post collection rates would not be representative of our future expected collections on outstanding billings.
c.	We have no knowledge of any fraud or suspected fraud that affects the entity and involves:

Management;

Employees who have significant roles in internal control; or

Others when the fraud could have a material effect on the financial statements.

d.

We have no knowledge of any allegations of fraud, or suspected fraud, affecting the entity’s financial statements communicated by employees, former employees, analysts, regulators or others, except for the alleged billing issues/refund requests from [Payor U] that were disclosed to you.

e.	We have disclosed to you all known instances of non-compliance or suspected non-compliance with laws and regulations whose effects should be considered when preparing financial statements.

Moreover, these representation letters, signed by ZYNEX executives, noted that “materiality limits do not apply to representations that are not directly related to amounts.”

Concealment of Refund Demands and Payment Suspensions

96.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX concealed from the public and investors, including through false statements to the contrary, that it knew that ZYNEX had received many communications from Payors asserting that ZYNEX’s billing practices were improper and fraudulent, and that numerous Payors were demanding refunds and /or suspending payments.

97.In or about early January 2025, after ZYNEX, including Sandgaard and Lucsok, learned that TRICARE has suspended payments to ZYNEX based upon credible allegations of fraud and its audit of ZYNEX’s billing, did not promptly disclose this material information to the public, despite explicit advice from its own internal expert and outside legal counsel that this event was likely to be material to investors, and that ZYNEX needed to disclose it immediately by filing an SEC Form 8-K report, a form required whenever a company has a major event that shareholders should know about.

98.On or about February 26, 2025, Lucsok participated in a public interview in which she claimed that ZYNEX’s success was due to their success in navigating reimbursement. In that interview, she stated that ZYNEX’s reimbursement team had been very successful in obtaining coverage for their patients, without disclosing that in fact many Payors had stopped reimbursing ZYNEX, including TRICARE, which made up approximately 25% of ZYNEX’s revenues, and had temporarily suspended payments as of December 2024.

99.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX concealed the TRICARE suspension until on or about March 11, 2025, immediately after which ZYNEX’s stock price dropped in one day by approximately 51%, or -$3.59 per share, from $7.00 to $3.41.

100.When, on or about March 11, 2025, ZYNEX disclosed the TRICARE suspension to explain the precipitous decline in its fourth quarter revenues, it still did not disclose that the suspension was based upon an audit and credible allegations of fraud, but, in the time period between when Sandgaard and Lucsok learned of the TRICARE suspension and the March 11, 2025 disclosure of the suspension, a Sandgaard family member sold a significant amount of ZYNEX stock.

101.Two days after the first disclosure of the TRICARE suspension, Sandgaard caused ZYNEX to repurchase $4.8 million of his stock – even though the company could ill-afford the loss of cash at that time and the repurchase was not in the best interests of ZYNEX and its shareholders.

102.On or about April 29, 2025, in the presence of Lucsok, Sandgaard stated on an earnings call about first quarter 2025 earnings: “clearly, our stock price is very low right now and likely lower than it’s really justified” and claimed that the company had presented strong arguments that “we have clearly followed our current and existing guidelines and policies” in billing TRICARE and that falsely stated that after the 2022 TRICARE audit, “we made all recommended adjustments to billing and reimbursements that they’ve requested.” On the call, Lucsok also falsely stated that they had provided “strong evidence to dispute [TRICARE’S] statements and questions.”

103.At the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX shipped and caused to be shipped by mail to patients across the country, including those in Rhode Island, NexWave and other electrotherapy devices and supplies and caused them to be fraudulently billed to Payors and patients. This includes, as examples, the following mailing and claims for medically unnecessary supplies that ZYNEX automatically mailed to the patients in Rhode Island from Colorado.

Beneficiary	DME Item and Code	Approx. Date	Approx. Amnt. Billed
Patient 2, RI (AG)	TENS Suppl (A4595)	10/5/2024	$871.92
Patient 3, RI (CR)	TENS Suppl (A4595)	11/18/2024	$871.92
Patient 4, RI (JR)	64 Electrodes Pairs (A4556) 8 Batteries (A4630) 1 Lead Wires Pair (A4557)	10/20/2022	$1,584 (electrodes) $79.92 (batteries) $39.00 (lead wires) $1,702.92 Total
Patient 5, RI (JP)	TENS Suppl (A4595)	2/1/2024	$217.98
Patient 6, RI (KK)	64 Electrodes Pairs (A4556) 8 Batteries (A4630) 1 Lead Wires Pair (A4557)	3/10/2025	$1,584.00 (electrodes) $79.92 (batteries) $39.00 (lead wires) $1,702.92 Total
Patient 7, RI (MB)	64 Electrodes Pairs (A4556) 8 Batteries (A4630) 1 Lead Wires Pair (A4557)	1/19/2023	$1,584.00 (electrodes) $79.92 (batteries) $39.00 (lead wires) $1,702.92 Total
Patient 8, RI (NS)	TENS Suppl (A4595)	3/4/2024	$217.98
Patient 9, RI (AP)	20 Electrode Pairs (A4556) 8 Batteries (A4630)	12/11/2023	$990.00 (electrodes) $79.92 (batteries) $1,069.92 Total
Patient 10, RI (EH)	Electrodes, 20 (A4556) Batteries (A4630)	3/1/2022	$990.00 (electrodes) $59.94 (batteries) $1,049.94 Total

104.On or about the dates specified below, in the District of Rhode Island, and elsewhere, and at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX submitted and caused to be submitted the following false and fraudulent claims to health care benefit programs set forth below, in an attempt to execute and in execution of the scheme described above:

Patient	DME Item	Approx. Date of Claims/ Service	Approx. Amount Billed	Approx. Amnt. Paid	Payor/ Processor
Patient 2, RI (AG)	TENS Supplies	10/5/2024	$871.92	$126.90	BCBS RI
Patient 3, RI (CR)	TENS Supplies	11/18/2024	$871.92	126.90	BCBS RI
Patient 4, RI (JR)	64 Electrodes Pairs 8 Batteries 1 Lead Wires Pair	10/20/2022	$1,702.92	$864.58	BCBS RI
Patient 5, RI (JP)	TENS Supplies	2/1/2024	$217.98	$24.48	BCBS RI/ Medicare Advantage
Patient 6, RI (KK)	64 Electrodes Pairs 8 Batteries 1 Lead Wires Pair	3/24/2025	$1702.92	$864.58	BCBS RI
Patient 7, RI (MB)	64 Electrodes Pairs 8 Batteries 1 Lead Wires Pair	1/19/2023	$1702.92	$864.58	BCBS RI
Patient 8, RI (NS)	TENS Supplies	3/4/2024	$217.98	$24.48	BCBS RI/ Medicare Advantage
Patient 9, RI (AP)	20 Electrodes Pairs 8 Batteries	12/11/2023	$1069.92	$264.74	TRICARE
Patient 10, RI (EH)	20 Electrodes Pairs 6 Batteries	3/1/2022	$1,049.94	$247.80	TRICARE

105.On or about the dates listed below, in the District of Rhode Island and elsewhere, and at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX knowingly, and devised, intended to devise and participated in a scheme to defraud and obtain money and property by means of materially false and fraudulent pretenses, representations, and promises, including from the patients listed below, and for the purpose of executing the scheme and artifice to defraud, knowingly placed and caused to be placed in any post office and authorized depository for mail a matter and thing, to wit, packages of medical devices and supplies for those devices, to be sent and delivered by the United States Postal Service, and deposited and caused to be deposited a matter and thing, to wit, medical devices and supplies for those devices, to be sent and delivered by a private and commercial interstate carrier, as set forth below:

Approx. Date	Mailing
10/1/2024	Mailing of TENS Supplies to Patient 5 (JP) from CO to RI
9/4/2023	Mailing of TENS Supplies to Patient 8 (NS) from CO to RI

106.On or about the dates set forth below, in the District of Rhode Island and elsewhere, and at the direction of its previous executives, including Sandgaard and Lucsok, ZYNEX did knowingly transfer, possess, and use, without lawful authority, a means of identification of another person, to wit the name, address, date of birth and unique health insurance identification number, among others, of the individuals listed below, during and in relation to a felony violation enumerated in 18 U.S.C. § 1028A(c), that is, mail, health care and securities fraud, and conspiracy to commit those frauds, in violation of 18 U.S.C. §§ 1341, 1347, 1348, and 1349.

Approximate Date	Use of Identity
3/1/2024

UsUse of Patient 5 (JP)’s name, date of birth, address and health insurance account number, to ship and fraudulently bill for unnecessary medical supplies, contrary to Patient 5’s express direction and medical needs

1/10/2025

UsUse of Patient 6’s (KK) name, date of birth, address and health insurance account number, to ship and fraudulently bill for unnecessary medical supplies, contrary to Patient 6’s express direction and medical needs

5/19/2023

UsUse of Patient 7 (MB)’s name, date of birth, address and health insurance account number, to ship and bill for unnecessary medical supplies contrary to Patient 7’s’s express direction and medical needs

107.Funds from the specified unlawful activities, namely mail fraud, healthcare fraud, and the associated conspiracy described above (the “Proceeds”) were deposited into Bank of America account ending in 4559 (“BoA 4559”), owned by ZYNEX. BoA 4559 is a lockbox account with a general business purpose to include processing receivables and payables for ZYNEX. The account was opened on or about June 4, 2018, and signors on the account included Sandgaard, ZYNEX’s former CEO, and others. Bank of America account ending in 4546 (“BoA 4546”) is a business operating account owned by ZYNEX. The account was also opened on or about June 4, 2018, and signors on the account included Sandgaard, ZYNEX’s former CEO.

108.Fraudulently obtained funds, namely ZYNEX billing conducted at the direction of its previous executives, including Sandgaard and Lucsok, without establishing with the patient that the supplies were medically necessary, including from Medicare, Medicaid, TRICARE and other government and private payors, were deposited regularly on a month-by-month basis into BoA 4559 from approximately 2018 through 2025. The last deposits of fraudulent proceeds into BoA 4559 were less than a year ago.

109.Fraudulently obtained funds from government and private payors, including those that administered Medicare and Medicaid Advantage plans, from ZYNEX billing conducted at the direction of its previous executives, including Sandgaard and Lucsok, without establishing supply medical necessity with patients, were deposited regularly on a month-by-month basis into BoA 4559 from approximately 2018 through 2025. By way of example, Payor H paid ZYNEX more than $3.1 million since 2018, all of which was deposited into BoA 4559 starting September 2018. Additionally, Payor U has paid ZYNEX more than $49 million, and their payments were also deposited into BoA 4559 since July 2018. Notably, Payor H and Payor U have commercial, Medicare Advantage, and Medicaid Advantage Plans to which ZYNEX submitted claims for which it was paid. The last deposits from such private insurers in BoA 4559 were less than a year ago.

110.BoA 4559 was the primary account used to receive payments for services billed by ZYNEX from Medicare, TRICARE, and private insurers. Most of those funds were transferred to BoA 4546 shortly after receipt. The last such deposit from BoA 4559 to BoA 4546 was less than a year ago. Those funds were processed through payroll and a portion of those funds were at regular intervals from 2019 through 2025 deposited into Lucsok and Sandgaard personal accounts.

111.Money Laundering Associated with BoA 4559. Each month-to-month deposit into BoA 4559 included fraud and conspiracy proceeds (i.e., SUA proceeds), including deposits that happened less than a year ago. ZYNEX, through the knowledge of its previous executives, including Sandgaard and Lucsok, knew that those deposits included proceeds of unlawful activity. The depositing of these funds in BoA 4559 promoted the fraud and conspiracy, because BoA 4559 received payments on bills and thereby perpetuated ZYNEX’s business operations, and the fraud and conspiracy described above. The depositing of these funds and commingling of them with other funds in BoA 4559 had the natural effect of concealing the nature and source of the fraud proceeds. Accordingly, the deposits of the Proceeds into BoA 4559 constituted promotion and concealment money laundering, in violation of 18 U.S.C. §§ 1956(a)(1)(A)(i) and 1956(a)(1)(B)(i). Each of the deposits, all of which contained the Proceeds, were in amounts greater than $10,000. Accordingly, each of the deposits constituted money laundering in violation of 18 U.S.C. § 1957.

112.Money Laundering Associated with BoA 4546. The transfers of these funds from BoA 4559 to BoA 4546 constituted additional money laundering. The transferred funds included, in each transfer, the Proceeds as well as money laundering proceeds from BoA 4559, all of which constitute the Proceeds of specified unlawful activities pursuant to 18 U.S.C. § 1956(c)(7), and such transfers include transfers that occurred less than a year ago. ZYNEX, through the knowledge of its previous executives, including Sandgaard and Lucsok, knew that those transfers included Proceeds of specified unlawful activity. The transfers to BoA 4546, ZYNEX’s operating account through which it paid employees, maintained ZYNEX’s operations and Sandgaard and

Lucsok’s vehicles for their fraud and conspiracy. The money movement from one account to another also served to conceal the nature and source of the Proceeds. Accordingly, the transfers to BoA 4546 from 2017 to 2025 constituted promotion and concealment money laundering. Also, all such deposits in BoA 4546 from BoA 4559 included Proceeds as described above and were in excess of $10,000. Accordingly, each transfer constituted money laundering in violation of 18 U.S.C. § 1957.

113.Subsequent transfers and deposits of funds from BoA 4546 to Lucsok and Sandgaard Accounts constituted additional money laundering. These transfers from BoA 4546 to these accounts occurred at regular intervals, consistent with payroll payments, each transfer included the fraud proceeds (proceeds of the fraud, conspiracy, laundering of money through BoA 4546), and the most recent of such transfers with respect to the Lucsok and Sandgaard accounts occurred less than a year ago. ZYNEX, though the knowledge of its previous executives, including Sandgaard and Lucsok, knew that those transfers included proceeds of unlawful activity. By having moved these proceeds to yet another account, ZYNEX and its co-conspirators were able to conceal the nature and source of the proceeds both by commingling the proceeds with other funds in the accounts and by moving the proceeds from ZYNEX’s account. Accordingly, each of the transfer/deposit transactions constituted concealment money laundering.

AGREED TO:

ZYNEX, INC. and ZYNEX MEDICAL, INC.

DATE:	2/16/2026	BY:	/s/ Steven Dyson
STEVEN DYSON
Chief Executive Officer
ZYNEX INC. and ZYNEX MEDICAL, INC.

DATE:	2/17/2026	BY:	/s/ Ben Koplin
BENJAMIN KOPLIN
JEFFREY LAYNE
Reed Smith LLP
Outside Counsel for ZYNEX, INC. and ZYNEX MEDICAL INC.

ATTACHMENT B

CORPORATE COMPLIANCE PROGRAM

To address any deficiencies in its internal controls, compliance code, policies, and procedures regarding violations of 18 U.S.C. § 1347 (Health Care Fraud), 18 U.S.C. § 1341 (Mail Fraud), 18 U.S.C. § 1028A(a)(1) (Aggravated Identity Theft), Zynex, Inc. and Zynex Medical, Inc. (“Zynex” or the “Company”) agrees to continue to conduct, in a manner consistent with all of their obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, the Company agrees to adopt a new or to modify its existing compliance program, including internal controls, compliance policies, and procedures designed to maintain an effective compliance program that is designed, implemented, and enforced to effectively deter and detect securities fraud.

Controls Implemented and Changes Made to Date

Since August 2025, Zynex has undertaken a comprehensive, aggressive, and measurable overhaul of its operational, regulatory, billing, and governance systems to address historical compliance gaps and to align the Company with Federal healthcare program requirements, including Medicare, Medicaid, TRICARE, and commercial payer standards. These efforts reflect a top-down commitment to sustainable compliance, patient protection, and accurate claims submission.

Zynex’s transformative measures fall into six control domains: (1) payer policy compliance, claims integrity, and billing controls; (2) order intake, medical necessity, and documentation; (3) patient resupply and patient facing practices; (4) marketing, promotional field activities governance; (5) corporate and regulatory compliance program; and (6) financial governance. Changes made in each control domain are stated below.

Control Domain: Payer Policy Compliance, Claims Integrity and Billing Controls

•

The Company has designed and is implementing a fully mapped end-to-end revenue cycle management process that ensures claim-generation only from documented, medically necessary orders, and channels any needed corrections through a documented exception pathway subject to independent compliance review, eliminating revenue-driven edits and ensuring audit-ready traceability across each step.

•

The Company has codified strict, line-level criteria for permissible provider adjustments, with controls that prevent bulk “adjust to zero” actions and preserve immutable attribution of who adjusted what, when, and why, strengthening accountability and audit defensibility.

•

The Company has adopted a transparent list price framework and is executing a contracting strategy—exemplified by new national agreements with major payers—targeted to achieve approximately 85% in-network coverage, thereby improving clean-claim rates, reducing denials, and minimizing patient financial burdens.

1

Control Domain: Order Intake, Medical Necessity Review, and Documentation

•	The Company redesigned and is deploying separate order‑forms by line of business (product type, commercial/government vs. WC/auto/PI).
•

The Company’s redesigned, structured order forms operationalize medical-necessity and payer-specific requirements at the point of intake—requiring precise clinical details and complete administrative data before an order can proceed—so that medical necessity is documented up front rather than retrofitted later. Free‑text diagnosis entries are restricted to controlled exceptions subject to compliance review.

•

The Company eliminated the former “lifetime” default and now requires prescribers to select time-limited durations and therapy schedules on every order, aligning utilization with clinical need and payer expectations.

•

A redesigned intake workflow enforces complete administrative capture and payer-rule validations prior to fulfillment; exceptions are routed through logged escalation pathways with monthly QA review, creating a closed-loop control environment.

•	The Company added treating practitioner attestations to order forms requiring confirmation of medical necessity.
•	All forms will support e-submission, version-controlled, and integrated with claims and fulfillment systems, with change-audit trails to ensure end-to-end traceability and verifiable governance.

Control Domain: Patient Resupply and Other Patient Facing Practices

Supply Replenishment Controls

•

The Company redesigned its supply replenishment processes to prevent shipment (and claim generation) of electronic stimulation (“e-stim”) device supplies without a patient’s explicit, affirmative confirmation that 1) they are actively treating and 2) they need supplies replenished for the upcoming month of home therapy. Confirmed supply replenishments ship no fewer than 28 days from the prior (or initial) supply shipment.

•	The Company’s redesigned process works as follows:
o	Following the initial e-stim device delivery, the Company initiates a 30-day outreach cycle.
o	The first outreach occurs 14 days before the 30-day mark from the initial shipment to request confirmation of continued treatment and need.
o	If the patient does not respond, the company reaches out again 7 days before the 30-day mark.
o

If and only if the patient responds and explicitly confirms they need supplies replenished for the upcoming month will the company ship (and subsequently bill) the next month’s supplies, and always between 28 and 31 days since the initial shipment (the length of the month determines the duration).

2

o	The 30-day outreach cycle continues so long as the patient continues to affirmatively confirm they are actively treating and need supply replenishment.
o

If the patient does not respond for three consecutive 30-day cycles (90 total days), the Company discontinues further outreach and ceases all billing activity, treating the sustained lack of response as an indication that the patient is no longer in active therapy and therefore does not need supplies replenished.

•

Standardized resupply workflows and scripts provide measurable oversight and enable rapid remediation. Dashboards tracking patient confirmation status, skips, and discontinuations support workflow management.

•

Enhanced outreach content and patient education materials will reinforce informed patient consent and appropriate supply utilization, embedding patient-first decisioning and auditable documentation into every shipment.

•

As they are implemented, these and other resupply controls are documented in formal control policies managed by the Corporate Compliance Department. Near-term systems plans include CRM–dialer integration to auto-log attempts and outcomes, with interim note variants to distinguish successful and unsuccessful calls.

Patient Responsibility and Financial Communications

•

The Company now aligns patient responsibility strictly to payer adjudication and applies documented, payer-compliant hardship policies—eliminating discretionary caps and refunds and strengthening financial integrity and fairness.

•

Marketing and enrollment messaging promising fixed “maximum out-of-pocket” amounts has been withdrawn, and the Company is standardizing scripts, training and communications to align patient expectations with true benefits and cost-sharing obligations.

Statements and Billing Transparency

•

The Company is implementing transparent, itemized patient statements that mirror payer EOBs—clearly showing what insurance paid, how much was adjusted, and the true patient responsibility—to eliminate surprises and improve trust.

•

The Company is exploring capabilities that will allow them to implement invoicing rules to reduce manual statement generation and achieve swifter patient invoicing, ensuring statements reflect only patient-responsible lines while excluding insurance-billed.

•	All patient-facing communications are standardized and subject to compliance review.

Control Domain: Marketing, Promotional Field Activities Governance

•

The Company conducted, and continues to assess, all product claims for misleading and unproven statements, and has pulled down for revision all public-facing and internal materials they have located, including but not limited to comparative claims regarding “40× stronger” and opioids. The Company fully decommissioned all legacy sales materials and is

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republishing new materials without any content that could be construed as off-label or deceptive regarding device capabilities.

•	The Company has adopted a zero-tolerance posture toward deceptive or noncompliant messaging, prohibiting opioid comparison claims and off‑label device representations.
•

A cross-functional Promotional Review Committee with legal, compliance, quality, regulatory, marketing, and sales representation now vets all materials, with documented approvals, signatures, dates, and version control—replacing ad hoc decision-making with a defensible, auditable process. The Company has developed, and is operating under, a new Product-Related Content Standards and Review SOP.

•	Under a newly appointed EVP of Marketing, Zynex is redesigning its commercial strategy development process to incorporate legal and regulatory review from inception.
•	The Company is developing enhanced practices to enforce strict separation between clinical and promotional activities.

Control Domain: Corporate and Regulatory Compliance Program

Commitment to Compliance and Ethical Culture

•

The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to compliance with its corporate policy against violations of anti-fraud laws, its compliance policies, and its Code of Conduct, and demonstrate rigorous support for compliance principles via their actions and words. Leadership demonstrates its commitment to compliance by considering compliance risks in strategic, operational, and financial decision-making.

•

The Company will ensure that mid-level management throughout its organization reinforce leadership’s commitment to compliance policies and principles and encourage employees to abide by them. The Company will create and foster a culture of ethics and compliance with the law in their day-to-day operations at all levels of the Company.

•

The Company has instituted a standing Compliance Steering Committee (SteerCo) with defined structure, cadence, scope, and documentation standards. The Company will clarify and reinforce executive ownership, accountability, and escalation pathways across Compliance, Legal, Quality, RCM, and Operations. The Company will maintain structured meeting summaries, action logs, and decision documentation to evidence active compliance oversight.

Risk Assessment and Program Prioritization

•	The Company will implement a risk management process to identify, analyze, and address the Company’s individual circumstances.
•

The Company will use a periodic risk assessment, to take appropriate steps to design, implement, or modify each element of its compliance program to reduce the risk of violations of applicable laws, its compliance policies, and its Code of Conduct. The results of the risk

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assessment will be used to inform prioritization, resource allocation, and the ongoing evolution of the Company’s compliance program.

•	The Company will monitor and mitigate inducement risk related to bundled, self-pay and reimbursable items.

Policies, Procedures and Internal Controls

•

The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of 18 U.S.C. § 1347 (Health Care Fraud), 18 U.S.C. § 1341 (Mail Fraud), 18 U.S.C. § 1028A(a)(1) (Aggravated Identity Theft), which will be memorialized in a written compliance policy or policies.

•

The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of applicable laws and the Company’s compliance policies and Code of Conduct, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of applicable laws by personnel at all levels of the Company. These policies and procedures will apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company, including all agents and business partners. The Company will notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the Company. The Company will standardize policy structure numbering, ownership, revision history, and approval requirements. The Company will align procedures to governing policies to ensure operational execution reflects policy intent. These policies will include, but are not limited to:

o

Revenue Cycle Compliance & Billing Integrity Policy (Medicare, Medicare Advantage, Medicaid, TRICARE, Medicare Supplier Standards under 42 CFR § 424.57, Medicaid enrollments, DME licensing, accreditation standards)

o	Ordering, Medical Necessity & Documentation Policy (ordering and medical necessity documentation, proof of delivery, supply refill documentation)
o	Billing, Coding & Claims Submission Policy (HCPCS and ICD-10 billing standards, No Surprises Act, patient financial responsibility)
o	Beneficiary & Patient Notices Policy (ABNs, Non-ABNs, Medicaid patient financial disclosure notices)
o	Fraud, Waste, Abuse & Overpayment Compliance Policy (False Claims Act, CMS Overpayment Rule, FWA program requirements, self-disclosure protocols)
o	Investigations, Reporting & Whistleblower Protection Policy (internal investigations, whistleblower and non-retaliation protections, complaint and incident management)
o	Interactions with Healthcare Providers & Referral Sources Policy (Anti-Kickback Statute, Stark Law, conflicts of interest and gifts, Sunshine Act/Open Payments, provider-facing financial disclosures)

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o	HIPAA Privacy, Security & Breach Management Policy (HIPAA privacy and security oversight, breach and incident response)
o	Records Management & Information Retention Policy (record retention, secure storage, and destruction)
o	Sanctions, Exclusion & Third-Party Eligibility Policy (employee and vendor exclusion screening, sanctions screening, vendor and contract compliance oversight)
o	Delegation of Authority & Financial Controls Policy (delegation of authority, background checks, Concur expense administration, insider trading)
o	Patient Rights, Grievances & Returns Policy (patient rights and responsibilities, grievance handling, returns, exchanges, and refunds)
o	Quality, Performance & Continuous Improvement Policy (quality improvement, performance improvement, employee performance integration)
o	Workforce Credentialing, Training & Competency Policy (staff credentialing, competency validation, training program management)
o	Workforce Eligibility, Conduct & Safety Compliance Policy (HR-driven education, labor law posters, HR compliance, motor vehicle record review)
o	Emergency Preparedness & Business Continuity Policy (emergency preparedness, disaster recovery, business continuity planning).
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The Company will review its compliance policies and procedures as necessary to address changing and emerging risks and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving industry standards. These reviews are conducted in a manner intended to promote consistency, integration, and alignment across the Company’s overall compliance program.

•

The Compliance Department will continuously and in detail review all order fulfillment billing practices, including modifier usage (e.g., RR, ZZ); bundling restrictions; standard written order validation; complete-documentation standards; patient-facing communications; and escalation pathways, and will preserve traceability of compliance decisions and corrective actions.

Governance, Oversight, and Independence

•

The Company has assigned responsibility to seniormost executives of the Company responsibility for the implementation and oversight of the Company’s Corporate Compliance policies and procedures. A dedicated Board of Directors committee will maintain direct oversight of the compliance program through, among other things: annual workplan approval; regular reporting on compliance program health; regular reporting and trending of internal and external compliance hotline reports; and regular reporting on compliance program monitoring and oversight activities, to include opened and closed investigations.

•	The Zynex Director of Compliance has a direct line to the Board. The Zynex Director of Compliance’s role is designed to ensure adequate autonomy from management and to have

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sufficient resources, authority, and support from senior leadership to maintain such autonomy. Such authority includes the ability to escalate compliance concerns without interference and to access relevant information necessary to carry out oversight responsibilities.

Training, Guidance and Enablement

•

The Company will implement mechanisms designed to ensure that its Code of Conduct and compliance policies and procedures are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms will include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training, or positions that otherwise pose risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) metrics for measuring knowledge retention and effectiveness of the training. Training is designed to be risk-based and tailored to relevant roles and responsibilities. The Company will conduct training in a manner tailored to the audience’s size, sophistication, or subject matter expertise and, where appropriate, will discuss prior compliance incidents.

•

The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s compliance policies and procedures, including when they need advice on an urgent basis. Such guidance mechanisms are intended to support timely escalation and consistent application of compliance expectations.

Reporting, Investigations, and Non-Retaliation

•

The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of the Company’s Code of Conduct or compliance policies and procedures and protection of directors, officers, employees, and, where appropriate, agents and business partners who make such reports. To ensure effectiveness, the Company commits to following applicable anti-retaliation and whistleblower protection laws, and to appropriately training employees on such laws. The reporting system is designed to encourage good-faith reporting and to support escalation of concerns without fear of retaliation.

•

The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of applicable laws or the Company’s compliance policies and procedures. Investigations are conducted in a manner intended to be timely, thorough, and appropriately documented, consistent with applicable law and Company policy.

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Accountability, Incentives, and Discipline

•

The Company will implement clear mechanisms to incentivize behavior amongst all directors, officers, employees, and, where necessary and appropriate, parties acting on behalf of the Company, in compliance with its corporate policy against violations of applicable law, its compliance policies, and its Code of Conduct. Such mechanisms are designed to promote accountability and reinforce compliance expectations across the organization.

•

The Company will institute appropriate disciplinary procedures to address, among other things, violations of applicable laws and the Company’s Code of Conduct and compliance policies and procedures by the Company’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company will implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, Code of Conduct, and compliance policies and procedures and making modifications necessary to ensure the overall compliance program is effective. Disciplinary and remedial actions are intended to be proportionate to the conduct and aligned with the Company’s broader compliance objectives.

Third-Party Risk Management

•	The Company will institute appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:
o	properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;
o	informing agents and business partners of the Company’s commitment to abiding by applicable laws, and of the Company’s Code of Conduct and compliance policies and procedures; and
o	seeking a reciprocal commitment from agents and business partners.
•

The Company will conduct ongoing monitoring and risk management of third-party relationships through updated due diligence, training, audits, and/or annual compliance certifications by the third party. The nature and extent of such due diligence, monitoring, and oversight are intended to be proportionate to the risk posed by the relationship.

•

Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the U.S. health care laws, which may, depending upon the circumstances, include: (a) representations and undertakings relating to compliance with the U.S. health care laws; (b) rights to conduct audits of the books and

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records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of U.S. laws, the Company’s Code of Conduct or compliance policies, or procedures, or the representations and undertakings related to such matters. Such provisions are applied based on the nature of the relationship and applicable legal requirements.

Monitoring, Auditing and Data Access

•

The Company will conduct periodic reviews and testing of all elements of its compliance program to evaluate and improve their effectiveness in preventing and detecting violations of applicable laws and the Company’s Code of Conduct and compliance policies and procedures. The results of such reviews and testing will be documented and considered as part of the Company’s ongoing compliance oversight and improvement efforts.

•

The Company will ensure that compliance and control personnel have sufficient direct or indirect access to relevant sources of data to allow for timely and effective monitoring and/or testing of transactions. Such access is intended to support risk-based monitoring and testing activities consistent with applicable legal and governance requirements.

Root Cause Analysis and Continuous Improvement

•

The Company will conduct a root cause analysis of misconduct, including prior misconduct, to identify any systemic issues and/or any control failures. The Company will timely and appropriately remediate the root causes of misconduct. The Company will ensure that root causes, including systemic issues and controls failures, and relevant remediation are shared with management as appropriate. The outcomes of root cause analyses and remediation efforts are used to inform updates to policies, procedures, training, controls, and risk assessments, as appropriate.

Financial Governance

Financial Reporting, Accounting & Data Processes

•	The Company engaged an external financial advisor to monitor daily liquidity and collaborate on cash management, adding independent oversight to strengthen financial controls.
•

The Company instituted robust monthly reporting—including per-unit gross margin analytics, product-level revenue and COGS visibility, and budget-to-actual variance analysis—providing leadership with granular, decision-useful insights.

•	The CFO has expanded oversight into revenue-related inquiries, reducing silos and enhancing financial governance across the revenue cycle.

Changes in Financial Leadership Roles & Responsibilities

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•	The Company rebalanced leadership responsibilities to ensure appropriate segregation of duties and multi-level payment controls, while positioning the CFO for hands-on, cross-functional oversight.
•	The department ensures multi-level payment controls remain in place to maintain proper separation of duties.
•	Finance team members are now more involved in cross-departmental decision-making than before.
•	The Zynex Controller has a direct reporting line to the Audit Committee of the Board of Directors.

Budgeting & FP&A

•	Leadership launched the Company’s first detailed 2026 corporate budget with owner-level accountability and is building FP&A capabilities to institutionalize forward-looking financial discipline.

Formalization of Processes & Controls

•

The Company now requires a formal business case with supporting documentation for vendor decisions and contract approvals. Leaders must vet multiple vendors when seeking new contracts, ensuring more rigorous evaluation before commitments.

•	Approvals that were once verbal are now documented, increasing auditability and consistency.
•	Legal counsel is now involved more frequently for filings, contracts, and compliance decisions.
•	Cross‑department collaboration has significantly increased, especially between finance, legal, and executives.

Payroll, HR & Organizational Structure

•	The Company transitioned payroll and benefits to HR under new leadership to align process ownership with domain expertise and strengthen control design.

Revenue Recognition

•

The Company is continuing to use the existing lag calculator while evaluating whether to replace it with a more granular payer- and device-level collection model. The team plans to run a parallel analysis after January close.

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ATTACHMENT C

REPORTING REQUIREMENTS

Zynex, Inc. and Zynex Medical, Inc. (“Zynex” or the “Company”), agrees to report to the United States Attorney’s Office for the District of Rhode Island (the “Government”) during the Term of the Agreement, regarding remediation and implementation of the compliance program and internal controls, policies, and procedures described in Attachment B. During this Term, the Company must conduct a review and submit a report, as described below:

a.By no later than one year from this Agreement’s Effective Date, the Company must submit to the Government a written report setting forth a complete description of its remediation efforts to date and its proposals reasonably designed to improve the Company’s internal controls, policies, and procedures for ensuring compliance with U.S. laws. The report must be transmitted to the First Assistant United States Attorney and Criminal Chief, United States Attorney’s Office, District of Rhode Island, at One Financial Plaza, 17th Floor Providence, RI 02903. The Company may extend the deadline for issuance of the report only with the Government’s prior written approval.

b.The report will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the report could discourage cooperation; impede pending or potential government investigations; and, thus, undermine the objectives of the reporting requirement. For these reasons, among others, the report and the contents thereof are intended to remain and will remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Government determines in its sole discretion that disclosure would be in furtherance of the Government’s discharge of its duties and responsibilities or is otherwise required by law.

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ATTACHMENT D

CERTIFICATION

To: United States Attorney’s Office District of Rhode Island

Attention: First Assistant United States Attorney and Criminal Chief

Re: Non-Prosecution Agreement Disclosure Certification

The undersigned certifies, under Paragraph 5(e) of the Non-Prosecution Agreement (“NPA”) executed on ___________, by and between the United States Attorney’s Office for the District of Rhode Island and Zynex, Inc. and Zynex Medical, Inc. (“Zynex” or the “Company”), that the undersigned is aware of Zynex’s disclosure obligations under Paragraph 5(e) of the NPA and that Zynex has disclosed to the United States Attorney’s Office, District of Rhode Island’s Criminal Division (the “Government”) any and all evidence or allegations of conduct required under Paragraph 5(e) of the NPA, which includes any non-frivolous evidence or allegations that may constitute a criminal violation of U.S. laws (“Disclosable Information”). This obligation to disclose information extends to any and all Disclosable Information that has been identified through Zynex’s compliance and controls program, whistleblower channel(s), internal audit reports, due diligence procedures, investigation process, or other processes. The undersigned further acknowledges and agrees that the reporting requirement contained in Paragraph 5(e) and the representations contained in this certification constitute a significant and important component of the NPA and Government’s determination whether Zynex has satisfied its obligations under the NPA. The undersigned hereby certifies that he or she is the Chief Executive Officer of Zynex and has been duly authorized by the Company to sign this Certification on behalf of Zynex as indicated below. This Certification constitutes a material statement and representation by the undersigned and by, on behalf of, and for the benefit of, Zynex to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and such material statement and representation will be deemed to have been made in the District of Rhode Island. This Certification will also constitute a record, document, or tangible object in connection with a matter within the jurisdiction of a department and agency of the United States for purposes of 18 U.S.C. § 1519, and such record, document, or tangible object will be deemed to have been made in the District of Rhode Island.

By:	Dated:
STEVEN DYSON
Chief Executive Officer
ZYNEX INC., and ZYNEX MEDICAL, INC.

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ATTACHMENT E

PAYMENT SCHEDULE

This Payment Schedule sets forth the timing and amounts of the Criminal Monetary Payment required under the Agreement. Capitalized terms not defined herein have the meanings set forth in the Agreement.

1.	Payment Commencement and Quarterly Dates

Beginning in calendar year 2029, Zynex shall be obligated to pay the Applicable Quarterly Amount on the following quarterly dates, and thereafter on the same cadence through the final payment date in 2034:

•	2029 Quarterly Payment 1 — April 20, 2029
•	2029 Quarterly Payment 2 — July 20, 2029
•	2029 Quarterly Payment 3 — October 20, 2029
•	2029 Quarterly Payment 4 — January 20, 2030

Payments shall continue on this quarterly schedule until the final is made on January 20, 2034.

2.	Performance-Based Amounts

Zynex shall pay an “Applicable Annual Amount” in equal “Applicable Quarterly Amounts” based on Zynex’s EBITDA performance for its 2028 fiscal year, as determined by Zynex’s year-end audit.

•	If Zynex’s 2028 fiscal year EBITDA is above USD $27,500,000, the Applicable Annual Amount shall be USD $2,500,000, and the Applicable Quarterly Amount shall be USD $625,000.
•	If Zynex’s 2028 fiscal year EBITDA is between USD $22,500,000 and USD $27,500,000, the Applicable Annual Amount shall be USD $2,000,000, and the Applicable Quarterly Amount shall be USD $500,000.
•	If Zynex’s 2028 fiscal year EBITDA is between USD $17,500,000 and USD $22,500,000, the Applicable Annual Amount shall be USD $1,500,000, and the Applicable Quarterly Amount shall be USD $375,000.
•	If Zynex’s 2028 fiscal year EBITDA is below USD $17,500,000, the Applicable Annual Amount shall be USD $1,000,000, and the Applicable Quarterly Amount shall be USD $250,000.

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“EBITDA” means Zynex’s net income, determined in accordance with U.S. GAAP and as reported in its audited financial statements, plus, to the extent deducted in determining such net income and in each case determined in accordance with U.S. GAAP and consistent with the methodologies used in Zynex’s audited financial statements: (a) interest expense, (b) income taxes (whether current or deferred), (c) depreciation expense, and (d) amortization expense; in each case solely to the extent such items relate to Zynex’s business as conducted on the Effective Date.

3.	Voluntary Prepayment

Zynex may prepay the Criminal Monetary Payment, in whole or in part, at any time without premium or penalty. If Zynex prepays the Criminal Monetary Payment in its entirety, the Restrictive Covenants in Paragraph 9 of the Agreement shall expire, except for the specified covenant addressing reinstatement of former officers and directors in Paragraph 9(c), which shall remain for the Term of the Agreement.

4.	Method and Application of Payments

Payments shall be made to the United States Treasury in accordance with wiring or other remittance instructions provided by the Government from time to time. Payments shall be applied to satisfy the scheduled quarterly installments or any accelerated balance, as applicable.

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